UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No. )

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MAGNETEK, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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N49 W13650 Campbell Drive
Menomonee Falls, Wisconsin 53051
April 1, 2015
Dear Stockholder:
It is our pleasure to invite you to the 2015 Annual Meeting of Stockholders of Magnetek, Inc., which will be held on Friday, May 1, 2015 at 10:00 a.m. Central Daylight Time. During the meeting, we will discuss the items of business described in the attached Notice of Annual Meeting of Stockholders and Proxy Statement. We will also provide you with a report on Magnetek’s business operations and an opportunity to ask questions of general interest to you. A representative of Ernst & Young LLP, Magnetek’s independent registered public accounting firm for fiscal year 2015, will be present and available to respond to questions you may have.
Your vote, regardless of the number of the number of shares you own, is important to us. We hope you can personally attend the meeting and vote your shares. If you are unable to do so, it is still important that your shares be represented and we encourage you to promptly sign, date and return the enclosed Proxy Card, or to vote by telephone or the Internet by following the instructions on the enclosed Proxy Card. Should you be unable to attend the meeting, we hope you will listen to it live over the Internet by accessing the “Investor Relations” page of our website, www.magnetek.com. Slides used at the meeting and audio of the report of operations will be maintained on our website as long as its content remains timely.
If your shares are held in the name of a bank or broker and you do not instruct them to vote in the election of our Directors, no votes will be cast on your behalf. For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or other financial institution before the date of the Annual Meeting. Thank you for your continued support of Magnetek, Inc.

Sincerely,

Mitchell I. Quain
Chairman of the Board of Directors

Peter M. McCormick
President and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Date and Time:	Friday, May 1, 2015, 10:00 a.m. Central Daylight Time
Place:	Magnetek Corporate Offices
N49 W13650 Campbell Drive Menomonee Falls, Wisconsin 53051
Items of Business:	1) To elect the six persons nominated by the Board of Directors to serve as directors until the 2016 Annual Stockholders’ Meeting;
2) To ratify the appointment of Ernst & Young LLP as Magnetek’s independent registered public accounting firm for fiscal year 2015;
3) To hold an advisory vote to approve the compensation of the Company’s named executive officers;
4) To transact such other business that may properly come before the meeting.
Who Can Vote:
Anyone who held of record shares of common stock of Magnetek, Inc., at the close of business on March 2, 2015 (the “Record Date”). For 10 days prior to the Annual Meeting, a list of registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the offices of the Corporate Secretary, N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051 during business hours each weekday. The list will also be available at the Annual Meeting.

Annual Report:
A copy of Magnetek’s Annual Report for the fiscal year ended December 28, 2014, on Form 10-K, without exhibits, is enclosed with this Notice of Annual Meeting and Proxy Statement. The Annual Report on Form 10-K, with exhibits, which has been filed with the Securities and Exchange Commission (“SEC”), can be accessed through direct links to the SEC filings on the Magnetek website at www.magnetek.com in the “Investor Relations” section. Upon request, Magnetek will, without charge, send its stockholders an additional copy of the Annual Report on Form 10-K (with financial statements and related schedules) for the fiscal year ended December 28, 2014. The request must be directed to the attention of the Corporate Secretary of Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051.

Method of Voting:	Your vote is important and may be cast in any of the following ways:
1) Mark, sign, date and return the enclosed Proxy Card in the postage-paid envelope (no additional postage is necessary if mailed in the United States);
2) Vote in person at the Annual Meeting;
3) Vote by telephone by following the instructions on the Proxy Card; or
4) Vote via the Internet by following the instructions on the Proxy Card.

MAGNETEK, INC.
2015 ANNUAL MEETING
PROXY STATEMENT

PROXY STATEMENT
Magnetek, Inc.’s Board of Directors solicits the enclosed Proxy to give all of the stockholders of Magnetek, Inc. (referred to herein as “Magnetek” or the “Company”) an opportunity to vote on the matters set forth in the preceding Notice of Annual Meeting of Stockholders. The Company’s annual stockholders’ meeting (“Annual Meeting”) will be held on Friday, May 1, 2015, at 10:00 a.m. Central Daylight Time, at Magnetek’s Corporate Offices, N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051. This Proxy Statement and the accompanying Proxy Card were first mailed to stockholders on or about April 1, 2015.
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held on May 1, 2015. The Notice of Annual Meeting of Stockholders, Proxy Statement and 2014 Annual Report on Form 10‑K are available at www.magnetek.com in the “Investor Relations” section under “Proxy Online.”

Voting Information

Who Can Vote: Voting rights are vested exclusively in holders of Magnetek’s common stock, par value $.01, who held stock as of the close of business on March 2, 2015 (the “Record Date”). As of the close of business on the Record Date, there were 3,608,203 shares of common stock outstanding. Stockholders are entitled to one vote for each share of common stock held on any matter that properly comes before the stockholders at the Annual Meeting.

Quorum and Counting of Votes. To establish a quorum necessary to conduct business at the Annual Meeting, a majority of the outstanding shares of our common stock must be represented in person or by proxy. Votes may be cast in favor of the proposals, cast against the proposals (or withheld in the case of election of directors), or you may abstain from voting on a particular item, except with respect to the election of Directors. Votes withheld from the election of any Director will be excluded entirely from the vote and will have no effect on the election. Directors are elected by a plurality of the votes cast and shares may not be voted cumulatively for the election of Directors. A majority of the votes present and entitled to vote at the Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2015 and to approve the advisory resolution on the compensation of Magnetek’s named executive officers. Abstentions will be counted as present for purposes of establishing a quorum with respect to the item on which the abstention is noted and will have the effect of a negative vote.

Ways to Vote: Stockholders may vote in person at the Annual Meeting, by Proxy, by telephone or via the Internet. To vote by Proxy, simply mark the enclosed Proxy Card, date and sign it and return it in the postage-paid envelope provided. Doing so authorizes the individuals named as Proxy Holders on the Proxy Card to vote your shares according to your instructions. Proxy Cards that are signed and returned without voting instructions will be voted by the Proxy Holders in favor of each proposal. The Proxy Holders will vote at their discretion on other matters that properly come before the stockholders at the Annual Meeting. You may also vote via telephone or the Internet by simply following the instructions on the enclosed Proxy Card. If you need directions to the Annual Meeting location, please call the Company at (800) 288-8178.

Broker non-votes occur when shares are held in “street” form through a broker or similar market intermediary rather than in the stockholder’s own name. The broker or other intermediary is authorized to vote the shares on routine matters but may not vote on the election of Directors and on non-routine matters without the beneficial stockholder’s express authorization. The stockholder advisory vote concerning the compensation of our named executive officers is not considered a routine matter. Therefore, your broker or other intermediary holder of your shares will not be permitted to vote your shares in the election of Directors or on such other

Revocation of Proxy. At any time before the meeting, you may revoke your Proxy by (a) signing another Proxy Card with a later date and returning it prior to the meeting, (b) attending the meeting in person to cast your vote or (c) casting your vote via telephone or the Internet on a date later than the date on your Proxy Card.

proposals unless you provide voting instructions. Broker non-votes are counted for purposes of determining the presence of a quorum, but under Delaware law are not counted for purposes of determining the voting power present and therefore will not be counted in the vote on proposals 1 and 3.

will reconsider its selection but reserves the right to uphold the appointment.

The Board of Directors recommends a vote “FOR” approval and ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2015.

Proposals. The following proposals will be submitted by the Company for a vote of the stockholders at this year’s Annual Meeting.

Proposal 3: Advisory Vote on the Compensation of our Named Executive Officers. As required by Section 14A of the Securities Exchange Act of 1934, we are asking our stockholders to vote to approve, on an advisory (non‑binding) basis, the compensation of Magnetek’s named executive officers. We will hold an advisory vote on the compensation of Magnetek’s named executive officers on an annual basis until we hold an advisory vote of the stockholders on the frequency of such advisory vote as required by law. Detailed information about the advisory vote on the compensation of Magnetek’s named executive officers is provided in the section titled “Proposal No. 3” on page 8 of this Proxy Statement.

Proposal 1: Election of Directors. Five of the current members of the Board of Directors are recommended for re-election to the Board and each has agreed to stand for re-election where one new Board nominee recommended for election to the Board has agreed to stand for election. Mr. Cerminara was recommended for nomination for election to the Board by Fundamental Global Partners, LP, Fundamental Global Partners Master Fund, LP, Fundamental Global Partners GP, LLC, FG Partners GP, LLC, Fundamental Global Investors, LLC, D. Kyle Cerminara, Lewis M. Johnson and Joseph H. Moglia (collectively, the “Investor Group”). As previously disclosed, the Company entered into an agreement with the Investor Group that contains, among other things, certain restrictions on the Investor Group in the event Mr. Cerminara is elected to the Board. If elected, each Director will serve a term expiring at the next Annual Meeting or until a successor is elected and qualified in the event that his service as a Director terminates prior to the next meeting of stockholders for some unforeseen reason. If unforeseen circumstances make it necessary for the Board of Directors to substitute another person in place of any of the below nominees, the Proxy Holders will vote shares cast in favor of that nominee for the substitute. Detailed information about each of the below-named nominees is provided in the section titled “Election of Board of Directors” on pages 4 to 6 of this Proxy Statement:

The Board of Directors recommends a vote “FOR” approval of the following advisory resolution: RESOLVED, that the stockholders of Magnetek approve, on an advisory basis, the compensation of Magnetek’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in this Proxy Statement.

Stockholder Proposals. No proposals were submitted for inclusion in this Proxy Statement for the Annual Meeting or for consideration at the Annual Meeting.

Other Matters. Magnetek does not know of any business other than that described in the Notice of Annual Meeting and this Proxy Statement that will be presented for consideration or action by our stockholders at the Annual Meeting; however, any such other business that properly comes before the Annual Meeting will be voted on by the Proxy Holders in the manner deemed appropriate by the Board of Directors.

David A. Bloss, Sr. D. Kyle Cerminara Alan B. Levine Peter M. McCormick Mitchell I. Quain David P. Reiland

Submission of Stockholder Proposals for the 2016 Annual Meeting. We anticipate that next year’s annual stockholders’ meeting will take place on May 6, 2016. Any stockholder satisfying the requirements of the Securities and Exchange Commission (“SEC”) and wishing to submit a proposal to be included in the Proxy Statement for the 2016 annual stockholders’ meeting should submit the proposal in writing to the Corporate Secretary of Magnetek, Inc. at:

The Board of Directors recommends a vote “FOR” each of the nominees.

Proposal 2: Ratification of the Appointment of Independent Registered Public Accounting Firm. The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as Magnetek’s independent registered public accounting firm for the fiscal year 2015 from December 29, 2014 through January 3, 2016. The Board has ratified the appointment. This proposal is submitted to our stockholders to verify their approval of this selection. If the appointment of Ernst & Young LLP is not ratified by our stockholders, the Audit Committee

Magnetek, Inc. Attn: Corporate Secretary N49 W13650 Campbell Drive Menomonee Falls, Wisconsin 53051

The proposal must be received on or before December 2, 2015, to be considered timely submitted for inclusion in the Proxy Statement for the 2016 annual stockholders’ meeting. Magnetek’s Proxy Holders reserve discretion to vote in the manner deemed appropriate by the Board of Directors with respect to timely filed proposals, provided that (1) Magnetek includes in its Proxy Statement for the 2016 annual stockholders’ meeting advice on the nature of the proposal and how Magnetek intends to exercise its voting discretion and (2) the proponent of such proposal does not issue a separate Proxy Statement in respect of that proposal. Proposals that are not timely submitted for inclusion in the Proxy Statement for the 2016 annual stockholders’ meeting in accordance with the above instructions and nominations for election of a director must be submitted in writing to the Corporate Secretary at the address in the above paragraph on or before January 1, 2016 for consideration at the 2016 annual stockholders’ meeting and must comply with the other requirements for stockholder proposals and director nominations set forth in the Company’s Bylaws and Corporate Governance Guidelines. The Company’s Corporate Governance Guidelines are published on its website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance.”

Magnetek, Inc. Attn: Corporate Secretary N49 W13650 Campbell Drive Menomonee Falls, Wisconsin 53051 Telephone: (262) 703-3500

Stockholders currently receiving multiple copies of the Company’s Annual Report and Proxy Statement at a shared address and who wish to receive only a single copy in the future may direct their request to the same telephone number and address indicated above.

Costs of Solicitation. Magnetek will pay the cost of preparing, printing and mailing materials in connection with this solicitation of proxies. Solicitations may be made by mail, facsimile, e-mail, in person and by telephone. Officers, Directors and employees of Magnetek may help solicit proxies for no additional compensation. In addition, we have engaged D.F. King & Co., Inc. for a cost of approximately $6,500.00 plus reasonable out-of-pocket expenses to assist in the solicitation. Magnetek will request banks, brokerage firms and other custodians, nominees or fiduciaries holding shares of Magnetek’s common stock for others to send Proxy materials to, and to obtain Proxies from, their principals, and Magnetek will reimburse them for reasonable expenses incurred in doing so upon request.

Delivery of Proxy Materials to Households. Pursuant to the rules of the SEC, services that deliver the Company’s communications to stockholders that hold their stock through a bank, broker or other holder of record, may deliver to multiple stockholders sharing the same address and have the same last name a single copy of the Company’s 2014 Annual Report and this Proxy Statement. This delivery method, called “householding,” reduces our printing and mailing costs. Stockholders who participate in householding will continue to receive separate proxy cards. Upon written or oral request, the Company will promptly deliver a separate copy of the Company’s 2014 Annual Report and/or this Proxy Statement to any stockholder at a shared address to which a single copy of each document was delivered. Stockholders may notify the Company of their requests by calling or writing the Corporate Secretary, at:

PROPOSAL NO. 1
ELECTION OF BOARD OF DIRECTORS

At the recommendation of our Nominating and Corporate Governance Committee, the Board has nominated the six Director candidates named below for election to the Board, five of whom are standing for re-election to the Board. Personal information on each of our Director candidates is provided below. The Board has determined that the following nominees for Director are independent under The Nasdaq Stock Market (“Nasdaq”) listing standards and the independence standards set forth in the Company’s Corporate Governance Guidelines: David A. Bloss, D. Kyle Cerminara, Alan B. Levine, Mitchell I. Quain and David A. Reiland. Peter M. McCormick is an employee of the Company and, as such, is not considered an “independent” director. Magnetek’s Corporate Governance Guidelines are published on our website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance,” and are available in print to any stockholder that requests a copy from the Corporate Secretary at Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051.
The Nominating and Corporate Governance Committee reviews and evaluates individual nominees (including stockholder nominees) for election to the Board, taking into account the composition and skills of the entire Board and the requirements of the Company with the view of selecting qualified nominees whose experience and background add value to the Board combined with the desirability of having a Board that represents diverse views and experience. Consideration is given to a potential candidate and nominee’s ability to contribute to the diversity of the education, industry background, skill sets, professional affiliations, leadership roles, age, character and domestic and global experience of the Board in accordance with the Corporate Governance Guidelines. The Nominating and Corporate Governance Committee utilizes this matrix of experience and qualifications to develop criteria to select nominees. In addition to the unique qualifications and skills associated with our six Director candidates named below, the Nominating and Corporate Governance Committee considers all factors it deems relevant including that each nominee should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. The Nominating and Corporate Governance Committee considers all potential nominees on the merits without regard to the source of the recommendation. Before being nominated, director candidates are interviewed by members of the Nominating and Corporate Governance Committee. Additional interviews may include other members of the Board and representatives from the senior level of management.
All of our nominees, except Mr. Cerminara, currently serve as Directors. Other than Mr. McCormick, none of our nominee Directors is currently employed by Magnetek. Each nominee Director is elected for a term expiring at the next annual stockholders’ meeting of the Company or until a successor is qualified and elected in the event that his services as a Director terminate prior to the next annual stockholders’ meeting for some unforeseen reason. All of our nominee Directors currently serving as Directors have agreed to stand for re‑election and our nominee Director, D. Kyle Cerminara, has agreed to stand for election.

David A. Bloss, Sr. has served on the Board since April 2008. He currently serves on the Audit, Nominating and Corporate Governance and Retirement Plan Committees, and serves as the Chairman of the Compensation Committee. Mr. Bloss retired as director and Chairman of the Board of CIRCOR International, Inc., a fluid control valve manufacturer, effective March 1, 2009. He retired as CIRCOR’s Chief Executive Officer in 2008, a position he held since 1999, when CIRCOR was spun off from Watts Industries, Inc. Prior to joining Watts, Mr. Bloss served as President of the superabrasives division of Norton Company and as Director of Corporate Planning and Development for Cooper Industries. He also held positions at Clark Equipment Company and Price Waterhouse & Co. Mr. Bloss’ career and experience as a CEO and President of manufacturing companies combined with extensive corporate planning, mergers and acquisitions and business integration skills allow him to provide the Board with extensive insights into a variety of corporate issues and challenges. Mr. Bloss serves on the board of Xerium Technologies, Inc., a manufacturer of consumable products for industrial applications.

David A. Bloss, Sr. (64) Chairman, Compensation Committee; Member, Audit, Nominating and Corporate Governance and Retirement Plan Committees

D. Kyle Cerminara is a Director Nominee. Mr. Cerminara serves as the Chief Executive Officer, Co-Founder and Partner of Fundamental Global Investors, LLC (“FGI”), a private investment firm, and Co-Chief Investment Officer of CWA Asset Management Group, LLC, an investment and financial wealth management firm. Prior to co-founding FGI, Mr. Cerminara was a Portfolio Manager at Sigma Capital Management from 2011 to 2012 and was a Director and Sector Head of the Financials Industry at Highside Capital Management from 2009 to 2011. Previously, Mr. Cerminara was a Portfolio Manager and Director at CR Intrinsic Investors from 2007 to 2009, a Vice President, Associate Portfolio Manager and Analyst at T. Rowe Price from 2001 to 2007 and an Analyst at Legg Mason from 2000 to 2001. Mr. Cerminara brings to the Board extensive experience in the investment management industry which, combined with his holding a Chartered Financial Analyst® designation, his Master of Business Administration and his banking experience, provide a resource to the Board in evaluating and understanding the impact of business decisions on our financial statements and strategic issues. Mr. Cerminara serves on the boards of blueharbor bank, a publicly traded community bank, and Ballantyne Strong, Inc., a diversified provider of digital technology services, products and solutions.

D. Kyle Cerminara (37) Director Nominee

Alan B. Levine has served on the Board since August 2011. He currently serves on the Nominating and Corporate Governance, Compensation and Retirement Plan Committees, and serves as Chairman of the Audit Committee. Mr. Levine served as Chief Financial Officer and Director of Virtual Access Networks, Inc. from 2001 to 2002 and Chief Financial Officer and Treasurer of Marathon Technologies Corporation from 1998 to 2001. He was also a member of the Board of Directors and Audit Committee Chair of MCK Communications before the company’s merger in November 2003. Prior to this, Mr. Levine was with Ernst & Young LLP from 1974 to 1998, and was a Partner from 1986 to 1998, where he established and directed an Entrepreneurial Services practice. From January 2007 until July 2011, he served as Vice President and Chief Financial Officer of the Graduate Management Admissions Council. He is a former Director and Audit Committee Chair of Nextera Enterprises Inc. Mr. Levine brings to the Board extensive demonstrated expert knowledge and experience in accounting and finance from his Master of Accounting degree and as a former partner with Ernst & Young LLP and former certified public accountant, as well as a former chief financial officer. This knowledge and experience gives Mr. Levine a perspective and depth of business, accounting and financial expertise such that he is able to provide the Board with an understanding of the technical issues management confronts and to serve as a resource for management. Mr. Levine serves on the boards of RBC Bearings Incorporated, a manufacturer of bearings, and Dynasil Corporation of America, a company that specializes in the development and manufacture of detection, sensing and analysis technology, precision instruments and optical components.

Alan B. Levine (71) Chairman, Audit Committee; Member, Compensation, Nominating and Corporate Governance and Retirement Plan Committees

Peter M. McCormick has served on the Board since August 2011, and since October 2008 serves as President and Chief Executive Officer of the Company. Mr. McCormick was Magnetek’s Executive Vice President and Chief Operating Officer from 2006 to 2008. From 2002 to 2006, he was Executive Vice President and General Manager of Magnetek’s Power Controls Group, overseeing the Company’s motion control systems for cranes and hoists, elevator drive systems, mining equipment drives and alternative energy power conversion systems. Mr. McCormick joined Magnetek in 1993 from Square-D Corporation, a diversified electrical manufacturing and supply company, where he held increasingly responsible management positions in engineering, marketing and business development from 1984 to 1993. Mr. McCormick provides the Board with extensive knowledge of the details of our Company and its employees as well as front‑line experience of running our Company. Mr. McCormick serves on the board of the Metropolitan Milwaukee Association of Commerce.

Peter M. McCormick (54) President and Chief Executive Officer

Mitchell I. Quain has served as Chairman of the Board since October 2006, and has served on the Board since 1999. He currently serves on the Compensation, Audit and Retirement Plan Committees, and serves as the Chairman of the Nominating and Corporate Governance Committee. Mr. Quain serves as a Senior Advisor at The Carlyle Group, a private investment firm. During 2011, he was a Partner of One Equity Partners LLC, a private equity investment firm. From 2008 to 2010, he was a Managing Director of ACI Capital Co., LLC, a private equity firm. From 2001 to 2003, he served as Vice Chairman of Investment Banking at ABN AMRO, a global full service wholesale and retail bank. Prior to that, he served as Global Head of Industrial Manufacturing and of its banking business. From early 1997 until its acquisition by ING Barings, Mr. Quain was an Executive Vice President and a member of the Board of Directors and of the Management Committee of Furman Selz, an international financial services and investment banking firm. Prior to joining Furman Selz, Mr. Quain was a Partner with Wertheim & Company, Inc., an investor relations and communications company. He is a former Director of Heico Corporation and Handy & Harman Ltd. Mr. Quain’s qualifications as a Chartered Financial Analyst®, and extensive investment management experience combined with industrial manufacturing expertise provides a unique resource to the Board with his understanding of the operational, financial and strategic issues the Company faces. Mr. Quain serves on the boards of Astro‑Med, Inc., a manufacturer of printers and data acquisition systems, Hardinge Inc., a machine tool manufacturer and RBC Bearings Incorporated, a manufacturer of bearings.

Mitchell I. Quain (63) Chairman, Board of Directors; Chairman, Nominating and Corporate Governance Committee; Member, Audit, Compensation and Retirement Plan Committees

David P. Reiland has served on the Board since December 2006, and currently serves as the Chairman of the Retirement Plan Committee. Mr. Reiland was President and CEO of Magnetek from October 2006 to October 2008. He served as Executive Vice President of the Company from 2001 to 2006 and as Chief Financial Officer from 1988 to 2006. He was Controller of the Company from 1986 to 1993 and was Vice President, Finance from 1987 to 1989. Mr. Reiland provides the Board with a specialized and detailed understanding of our Company’s history and operations in addition to his expertise in financial restructuring and public financial transactions. Mr. Reiland serves as Chairman of the Board of Broadwind Energy, Inc., a supplier of products and services to wind and other energy-related industries.

David P. Reiland (61) Chairman, Retirement Plan Committee

Election of Directors
Directors are elected by a plurality of the votes cast.
The Board of Directors recommends that stockholders vote “FOR” the election of the director nominees named above.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee of the Board of Directors has appointed Ernst & Young LLP to serve as Magnetek’s independent registered public accounting firm for fiscal year 2015 from December 29, 2014 through January 3, 2016. The Board has ratified the appointment. This proposal is submitted to the stockholders to verify their approval of this selection. If the appointment of Ernst & Young LLP is not ratified by the stockholders, the Audit Committee will reconsider its selection but reserves the right to uphold the appointment.
A representative of Ernst & Young LLP is expected to attend the Annual Meeting and will be available to answer stockholders’ questions and have the opportunity to make a statement if the representative wishes to do so.
Fees Paid to Ernst & Young LLP
The following table shows the aggregate fees billed to Magnetek for fiscal year 2014 and fiscal year 2013 by Ernst & Young LLP. All of the fees were approved by the Audit Committee in accordance with the pre-approval policy described below.

Services Performed	Fiscal Year 2014	Fiscal Year 2013
Audit Fees (1)	$298,000	$289,000
Audit Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees (2)	$5,600	$0
	$303,600	$289,000

(1)
Includes fees billed for professional services rendered for the audits of the Company’s consolidated financial statements and internal control over financial reporting and review of the interim consolidated financial statements included in quarterly reports and services in connection with statutory and regulatory filings or engagements.

(2)	Includes fees billed for a Registration Statement related to the Company’s contribution of common stock to the Magnetek FlexCare Plus Retirement Pension Plan.

Independence of Registered Public Accounting Firm
The Audit Committee reviews annually a formal written statement from the independent registered public accounting firm disclosing all relationships between it and the Company, consistent with the applicable requirements of the Public Company Accounting Oversight Board. In addition, the Audit Committee reviews and discusses whether non-audit services approved pursuant to the pre-approval procedure outlined below are compatible with maintaining independence. The Audit Committee determined that the performance of services described above other than audit services is compatible with maintaining the independence of Ernst & Young LLP.
Pre-Approval Policy
The Audit Committee has adopted a formal pre-approval policy for all services provided by the Company’s independent registered public accounting firm. The policy is reviewed annually by the Audit Committee and modified, if appropriate, in accordance with, among other things, SEC rules and regulations. The policy combines the two approaches established by the SEC for pre-approving audit and non-audit services: (1) providing for pre-approval without consideration of specific pre-approved services, and (2) requiring explicit consideration and pre-approval of all other services to be provided by the independent registered public accounting firm and of any services exceeding pre-approved budgets. For both categories of services, the Audit Committee considers whether the proposed services are consistent with the SEC’s rules on auditor independence. The Audit Committee reviews and pre-approves annually the list of services subject to pre-approval and all requests or applications for such services are submitted to the Company’s Corporate Controller along with a detailed description of the services to be rendered. The Corporate Controller verifies whether a service is included within or excluded from the detailed description of services pre-approved by the Audit Committee and the Audit Committee is then timely informed of any such services rendered by the independent registered public accounting firm. Requests or applications to provide services that require specific approval of the Audit Committee are jointly submitted to the committee by the independent registered public accounting firm and the Company’s Chief Financial Officer, and must include a joint statement as to whether, in their view, the request or application is consistent with the SEC’s rules on auditor independence.
The Audit Committee has designated Magnetek’s internal auditor to monitor the performance of all services provided by the independent registered public accounting firm and to determine whether such services are in compliance with this policy. The Company’s internal auditor reports to the Audit Committee on a periodic basis on the results of the monitoring. Both the internal auditor and management will immediately report to the Chairman of the Audit Committee any breach of this policy that comes to their attention. The Audit Committee reviews the internal auditor’s annual internal audit plan to determine that the plan provides for the monitoring of the independent registered public accounting firm’s services.
The Audit Committee expects all of the work of the independent registered public accounting firm for fiscal year 2015 from December 29, 2014 through January 3, 2016 to be approved in accordance with the above policies and procedures.
Stockholder Approval Requirement
Approval and ratification of the appointment of Ernst & Young LLP as Magnetek’s independent registered public accounting firm for fiscal year 2015 will require the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting either in person or by proxy.
The Board of Directors recommends a vote “FOR” approval and ratification of the appointment of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm for fiscal year 2015.

PROPOSAL NO. 3
ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS
Under Section 14A of the Securities Exchange Act of 1934, we are required to ask our stockholders to vote to approve, on an advisory (non-binding) basis, the compensation of Magnetek’s named executive officers. We are also required to ask stockholders to cast an advisory vote on how often we should include an advisory vote on executive compensation in proxy materials for future stockholder meetings where compensation disclosure is required. At our November 9, 2011 annual stockholders’ meeting, our stockholders approved an advisory resolution that the stockholders shall be given the opportunity to cast an advisory vote regarding the compensation of Magnetek’s named executive officers on an annual basis. Following the 2011 annual stockholders’ meeting, our Board of Directors determined to hold the advisory vote on executive compensation annually until the next stockholders’ vote on the frequency of such advisory vote as required by law. For a comprehensive description of our executive compensation program, please refer to the Compensation Discussion and Analysis, and the accompanying tables and narrative, beginning on page 19 of this Proxy Statement.
As discussed in more detail in our Compensation Discussion and Analysis and the accompanying tables and narrative, we believe that Magnetek’s executive compensation programs have been effective in incenting the achievement of our positive results. Our Compensation Committee has designed the compensation packages for Magnetek’s executive officers to significantly depend on the achievement of Magnetek’s performance goals that the Compensation Committee believes drive long‑term stockholder value. In establishing compensation plans, the Compensation Committee regularly reviews the performance of our executives and all components of their compensation as well as salary survey data in order to confirm that our compensation programs are comparable to the companies in our Compensation Comparator Group (see pages 21 and 22). Furthermore, the Compensation Committee reviews the results of the previous annual stockholders’ advisory vote on Magnetek’s executive compensation. At the 2014 annual stockholders’ meeting, a substantial majority (99.14%) of our stockholders who voted on the proposal approved our executive compensation as described in the 2014 proxy statement.
The Board of Directors recognizes that executive compensation decisions are made annually and holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback from our stockholders. Stockholders should note, however, that because the advisory vote on executive compensation will occur after the beginning of the compensation year, it may not be appropriate or feasible to change our executive compensation program in connection with a particular year’s advisory vote on executive compensation.
The Board strongly endorses Magnetek’s executive compensation program and recommends to our stockholders to indicate their support for our named executive officers’ compensation as described in this Proxy Statement. This Proposal No. 3 gives you as a stockholder the opportunity to express your views regarding our fiscal year 2014 executive compensation policies and procedures for named executive officers. The vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and procedures described in this Proxy Statement.
Stockholder Approval Requirement
Approval of the advisory vote as described in Proposal No. 3 will require the affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting either in person or by proxy.
The Board of Directors recommends that stockholders vote “FOR” the following advisory resolution:
RESOLVED, that the stockholders of Magnetek approve, on an advisory basis, the compensation of Magnetek’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, the Summary Compensation Table, and the related compensation tables, notes and narrative set forth in this Proxy Statement.
Although the advisory vote is non-binding, the Compensation Committee and the Board of Directors will review the results of the vote and consider the outcome when making future decisions concerning our executive compensation program.

CORPORATE GOVERNANCE PRINCIPLES
Magnetek’s Board of Directors and management are committed to operating the Company in accordance with its long-standing governance principles and sound business practices. This fundamental framework provides the foundation from which the Board and management pursue long-term strategic objectives aligned with the interests of the Company’s stockholders. Magnetek’s corporate governance principles are reviewed annually by the Nominating and Corporate Governance Committee and any proposed changes are discussed with and recommended to the full Board for approval. Magnetek’s Corporate Governance Guidelines are published on its website at www.magnetek.com in the “Investor Relations” section, under “Corporate Governance” and under “Board Guidelines,” and are available in print to any stockholder that requests a copy from the Corporate Secretary at Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051.
Board Composition and Independence
Magnetek’s Board of Directors currently consists of five members, each of whom is subject to election by the Company’s stockholders to serve a term until the next annual stockholders’ meeting, absent any unforeseen circumstances. During fiscal year 2015, Magnetek’s Board of Directors is proposed to consist of six members upon Mr. D. Kyle Cerminara’s election to the Board, subject to stockholder approval. The Corporate Governance Guidelines for Board composition encourage a breadth of diverse views and experience from a variety of industries and professional backgrounds. The Nominating and Corporate Governance Committee identifies potential candidates through professional search firms and/or referrals with consideration given to a potential candidate’s ability to contribute to the diversity of the Board as reflected in the Corporate Governance Guidelines. Candidacy for Board membership requires the final approval of the full Board, based upon the recommendation of the Nominating and Corporate Governance Committee and the Chairman of the Board. Each year, the Board proposes a slate of nominees to the stockholders, who elect the members of the Board at the annual stockholders’ meeting. Stockholders may also propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information regarding proposed candidates to the Corporate Secretary in accordance with the procedure for submitting stockholder proposals set forth on page 2 and page 3 of this Proxy Statement. Selected Directors are expected to meet the Company’s governance criteria as reflected in the Corporate Governance Guidelines, including demonstration of the highest personal and professional ethics, integrity and values, and a commitment to representing the long-term interests of the Company’s stockholders. The Nominating and Corporate Governance Committee is responsible for establishing qualifications for Directors, taking into account the composition and skills of the entire Board and the needs of the Company. Directors must be willing and able to devote sufficient time to carrying out their duties and responsibilities effectively and must be prepared to serve on the Board for an extended period of time.
In accordance with the listing standards established by Nasdaq, the requirements of the Sarbanes-Oxley Act of 2002 and the Company’s Corporate Governance Guidelines, the Board has adopted criteria for establishing independence that meets or exceeds the requirements of the Nasdaq listing standards. Each year, the Nominating and Corporate Governance Committee reviews the qualifications and independence of each existing Board member and new candidates for Board membership, if any, prior to making recommendations for nominations to the Board for the following year. The Board takes into account all relevant facts, circumstances and affiliations, direct or indirect relationships, and related person transactions that might impact an existing or candidate Board member’s independence from the Company and management. Based upon its most recent review of independence in February 2015, the Nominating and Corporate Governance Committee determined that all of the Directors recommended for re-election and the Director Nominee recommended for election are independent under the Nasdaq listing standards and the Company’s Corporate Governance Guidelines, except Mr. McCormick who is an employee of the Company and serves as the Company’s President and Chief Executive Officer.
Applying the Nasdaq listing standards and the Company’s independence standards, the Board determined that there are no transactions, relationships or arrangements that would impair the independence or judgment of any of the Directors or the Director Nominee deemed independent by the Board. See Relationships and Related Transactions section on page 12 of this Proxy Statement.
Recognizing the value of long-term experience, the Company does not have a mandatory retirement policy for our Directors. The Company does, however, require non-employee Directors to offer their resignation whenever their principal employment or affiliation changes after joining the Board or whenever there is a material change in their personal circumstances. The Nominating and Corporate Governance Committee then evaluates the changed circumstance and its potential impact on the Board member’s ability to continue effectively contributing to the oversight of the Company’s management and makes a recommendation to the Board on whether the member should continue to serve. The final decision, based upon the committee’s recommendation, is made by the Board.

Board Structure and Risk Oversight
Magnetek’s Bylaws provide that the Board of Directors reserves the right to combine the responsibilities of the Chief Executive Officer and Chairman of the Board in the same individual. Since 2005, the Board has determined to separate these roles. The Board believes at this time that designating an independent director to act as the non-executive Chairman serves the best interests of the Company and our stockholders. The Board further believes that the committees of the Board are best served by engaging with management of the Company on an ongoing basis. In addition, each of the Board’s committees currently consists entirely of independent Directors, as determined on an annual basis by the Board. This design facilitates the Board’s oversight of management and the functioning of the Board.
As reflected in our Bylaws and Corporate Governance Guidelines, the responsibilities of our Chairman include presiding at all meetings of the Board, setting the agenda for Board meetings and the provision of information to Board members prior to each meeting. The Chairman also presides over the Company’s annual and any special stockholders’ meetings.
The Board of Directors takes an active role in overseeing management of the Company’s enterprise, financial, reputational, legal, environmental and business risks, with input from the Company’s President and Chief Executive Officer and other members of senior management, as appropriate. The Board is ultimately responsible for the conduct of the review, approval and monitoring of fundamental financial and business strategies and major corporate actions, including assessing enterprise, financial, reputational, legal, environmental and business risks facing the Company while reviewing options for mitigation of such risks.
The Nominating and Corporate Governance Committee is responsible for the review of the leadership structure of the Board. It also has general responsibility for surveillance of the Company’s compliance with its Corporate Governance Guidelines and Code of Business Conduct and Ethics. The Nominating and Corporate Governance Committee makes recommendations on the number of Directors, as well as the structure and membership of each committee of the Board and is responsible for assessing corporate governance risks including evaluating Director independence and qualifications and related party transactions.
The Audit Committee is responsible for oversight of our accounting and financial reporting practices and procedures and the integrity of our financial statements. Annually, the Audit Committee engages in a Company-wide assessment of risk management policies, practices and processes including risk identification, analysis, controls and monitoring. The Audit Committee is briefed on a quarterly basis by our Director of Internal Audit and, resulting from ensuing discussions, establishes the internal audit schedule.
The Compensation Committee is responsible for overseeing the Company’s compensation policies, practices and programs. The Compensation Committee analyzes, in conjunction with management, whether such compensation policies, practices and programs, when viewed in their component parts and when taken as a whole, create risks that are reasonably likely to have a material adverse effect on the Company. The analysis is conducted Company-wide and applied to programs applicable to all employees including our executive officers. Based upon this analysis, the Compensation Committee does not believe that the Company’s compensation programs were reasonably likely to create or encourage unnecessary or excessive risk taking by the Company’s employees, including our executive officers.
The Retirement Plan Committee represents the Board of Directors in providing for the oversight and monitoring of the administration and performance of the Company’s retirement benefit plans. The Retirement Plan Committee meets no less than twice per year to review and monitor the administration and performance of the Company’s retirement benefit plans. The Retirement Plan Committee receives input and professional advice from its consulting actuary, trust fund investment manager and an independent investment advisor. The Company’s defined benefit pension plan could, under certain circumstances, be reasonably likely to have a material adverse effect on the Company. The Company froze its defined benefit pension plan with respect to new participants in 2002 and with respect to existing participants in 2003. Accrued benefits continue to be funded by the Company with no employee contributions required. The principal risk associated with this pension plan is market volatility of asset prices and interest rates. Risks associated with the management of plan assets and plan liabilities are the oversight responsibility of the Retirement Plan Committee. The pension plan’s performance, including the funding percentages and investment choices, are also reviewed at least annually with the Board of Directors.
Board Functional Responsibilities
Board members are expected to devote sufficient time and attention to carrying out their duties and responsibilities and to ensure that their other responsibilities, including service on other boards, do not interfere with their responsibilities as members of Magnetek’s Board of Directors. Directors are expected to prepare for and attend all Board meetings and meetings of committees to which they are assigned. The Company schedules Board meetings once each quarter and calls special and telephonic meetings when required. During fiscal year 2014, the Board held four regularly scheduled quarterly meetings, one special meeting and three telephonic meetings. All of the Directors attended in person or participated telephonically in all of these meetings. Board members also are expected to attend the annual stockholders’ meeting. All of the Directors attended the 2014 annual stockholders’ meeting. We anticipate that all of our Directors and Director Nominee, Mr. Cerminara, will attend the May 1, 2015 Annual Meeting.

A master Board meeting agenda and meeting agendas for each of the committees are prepared each year to cover recurring items and are submitted to the Chairman of the Board and to the applicable committees for review and approval. Proposed meeting agendas are submitted to the Chairman of the Board and the committee chairmen prior to each scheduled meeting to enable the chairmen to revise the agendas and add additional topics for discussion, as appropriate. Materials relevant to the topics to be discussed are distributed prior to meetings and Directors are expected to review the materials and prepare for meetings in advance. At each quarterly meeting, the Board participates in focused discussions of the Company’s quarterly performance and key issues affecting the Company. The Board formally reviews and discusses the Company’s business plan for the next year and its longer-term strategic objectives, as well as its management succession plan, at least once a year.
Executive sessions with only independent Directors occur during each quarterly meeting and at the end of special and telephonic meetings at the discretion of the Board and at any other time deemed appropriate by the Board. The executive sessions are chaired by Mitchell Quain, Chairman of the Board, who is an independent Director. At least annually, the independent Directors meet formally in an executive session to evaluate the President and Chief Executive Officer’s past year’s performance and to discuss and establish performance objectives for the next fiscal year.
All of the Directors participate in an annual evaluation of the Board’s effectiveness. Committee members also evaluate the effectiveness of the committees on which they serve.
The Board, and each committee, is authorized to engage independent outside financial, legal and other consultants as they deem necessary or appropriate. Directors also have full access to management. Committee responsibilities are detailed in each committee charter.
Alignment with Stockholders’ Interests
Directors are expected to represent the interests of all of our stockholders. As described in the Director Compensation section on pages 34 and 35 of this Proxy Statement, all or a substantial portion of each Director’s compensation is linked to the Company’s stock performance and to the long-term interests of our stockholders. Directors are required to accept their annual Board and committee chairmanship retainer fees in phantom shares of the Company’s common stock, and may elect to receive their meeting fees in phantom shares of common stock or cash. Currently, all of the Directors receive all of their compensation, including meeting fees, in phantom shares of common stock. The phantom stock is held in a rabbi trust and is not distributed until January of the year following the termination of a Director’s service on the Board. The Company has adopted stock ownership guidelines for its Directors such that they must own qualifying shares of our common stock with a market value of five times a Director’s annual retainer within five years from such Director’s initial appointment or election. All of our current Directors have met this requirement.
Senior management meets regularly with institutional investors and stockholders and reports to the Board on analyst and stockholder views of the Company.
Communications with the Board
Stockholders and interested parties who wish to communicate with the Board of Directors may do so in writing, addressed to the Chairman of the Board, c/o Corporate Secretary, Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051.
The Board of Directors has instructed the Corporate Secretary to distribute communications to the Chairman after determining whether the communication is appropriate for the duties and responsibilities of the Board. The Corporate Secretary does not forward general surveys and mailings to solicit business, product advertisement, resumes, product inquiries or complaints, sales communications or other communications that do not relate to the responsibilities of the Board.
Code of Conduct and Reporting of Ethical Concerns
Magnetek has adopted a Code of Business Conduct and Ethics applicable to all of our employees and officers, including the Chief Executive Officer, Chief Financial Officer and principal accounting officer, and our Directors. A copy of the Code of Business Conduct and Ethics is available on the Company’s website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and in print to any stockholder who requests a copy from the Corporate Secretary of Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051. Any request for a waiver of the Code of Business Conduct and Ethics must be submitted to the Nominating and Corporate Governance Committee for consideration and must be approved by the full Board. As of the date of this Proxy Statement, no request for a waiver of the Code of Business Conduct and Ethics has ever been made.
Magnetek has established procedures for employees, stockholders and others to communicate concerns about ethical conduct or business practices, including accounting, internal controls or financial reporting issues, to the Audit Committee, which has responsibility for these matters. Concerns may be anonymously communicated by contacting Signius, our independent, third party call center, at 1-866‑428‑1705. The Signius representative will transcribe the content of the call, maintaining the confidentiality of the caller even if contact information is left by the caller for follow-up purposes. Upon receipt of a communication, Signius immediately emails the content of the communication to the Corporate Secretary and to the Chairman of the Audit Committee. All communications remain confidential and the identity of the caller, even if disclosed to Signius, is not disclosed to the Corporate Secretary or the Audit Committee Chairman.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION
David A. Bloss, Sr. served as Chairman of the Compensation Committee and Alan B. Levine and Mitchell I. Quain served as committee members. None of the Compensation Committee members was, during fiscal year 2014, an officer or employee of the Company, nor is any committee member a former employee of the Company. None of the committee members and none of the Company’s executive officers have a relationship that would constitute an interlocking relationship with executive officers or directors of another entity and no interlocking relationship existed in fiscal year 2014.

RELATIONSHIPS AND RELATED TRANSACTIONS
The Company’s Corporate Governance Guidelines set forth the procedures regarding related person transactions and for determining the independence of our Directors and committee members. The Nominating and Corporate Governance Committee is responsible for evaluating the independence of each Board and committee member at least annually, and more often if warranted by a change of circumstances or the nomination of a new Board member. All relationships are evaluated annually by the Nominating and Corporate Governance Committee, using the criteria set forth in the Corporate Governance Guidelines, to determine whether they impact a Director’s independence. The “Corporate Governance Principles” section on pages 9 to 12 of this Proxy Statement contains additional information on related person transactions. A copy of the Corporate Governance Guidelines may be found on the Company’s website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and under “Board Guidelines.”
The Company had no related person transactions in fiscal year 2014 and none are currently proposed.

STANDING COMMITTEES OF THE BOARD
Audit Committee

Composition:	Separately designated committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Charter:
The Audit Committee operates under a written charter adopted by the committee and approved and ratified by the Board of Directors, which is reviewed annually by the committee. A copy may be found on the Company’s website at www.magnetek.com in the “Investor Relations” section, under “Corporate Governance” and under “Charters,” and is available in print to any stockholder who requests it from the Corporate Secretary at Magnetek, Inc., N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051.

Members:	Three independent Directors during fiscal year 2014:
Alan B. Levine, Chairman
David A. Bloss, Sr.
Mitchell I Quain

All of the above Directors served on the Audit Committee during fiscal year 2014.
Independence:	Every member of the Audit Committee qualified as independent under the Company’s independence guidelines and under guidelines established by Nasdaq listing standards for Audit Committee membership.
Meetings:
During fiscal year 2014, the Audit Committee held four regularly scheduled quarterly meetings, and one telephonic meeting. Each committee member participated in the meetings that occurred during the time that he served on the committee.

Self-Evaluation:	The Audit Committee performed a self-evaluation of its performance in fiscal year 2014.

Experts:
The Board has determined that all of the Audit Committee members are financially literate under the Nasdaq listing standards and that Messrs. Levine, Bloss and Quain each qualify as an Audit Committee financial expert within the meaning of the SEC regulations and that they each have accounting or related financial management expertise and experience which results in their financial sophistication as required by the Nasdaq listing standards.

Functions:	The following are the primary responsibilities of the Audit Committee. A more complete description of the Audit Committee’s responsibilities is set forth in the committee charter.

•Appoints or replaces the independent registered public accounting firm and pre-approves all audit services, engagement fees and all non-audit services provided by the independent registered public accounting firm, except for non-audit services that fall within the de minimus exception set forth in Section 10A of the Exchange Act, and monitors disclosure of the pre-approval of non-audit services in the Company’s periodic reports.

•Assesses and ensures the independence, qualifications and performance of the independent registered public accounting firm, including a review and evaluation of the lead partner, taking into account the opinions of management and the Company’s internal audit department.

ŸReviews and discusses with management and the independent registered public accounting firm (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company’s selection or application of accounting principles, and major issues as to the adequacy of the Company’s internal controls and any special audit steps adopted in light of material control deficiencies; (b) reports prepared by management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements, including analysis of the effects of alternative GAAP methods on the financial statements; (c) any management letter provided by the independent registered public accounting firm and the Company’s response to the letter; (d) any problems, difficulties or differences encountered in the course of the audit work, including any disagreements with management or restrictions on the scope of the independent registered public accounting firm’s activities or on access to requested information and management’s response thereto; (e) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the financial statements of the Company; and (f) earnings press releases using “pro forma” or “adjusted” non-GAAP information and financial information and earnings guidance provided to analysts.

•At least annually, obtains the independent registered public accounting firm’s written statement concerning any non-audit relationships between the auditor and the Company and assesses the independence of the outside auditor as required under the Public Company Accounting Oversight Board’s applicable requirements and obtains the report regarding the auditor’s internal quality-control procedures and any material issues raised by the most recent quality-control review or peer review of the firm, and any steps taken to resolve any such issues.

•Reviews and discusses with management and the independent registered public accounting firm the Company’s quarterly and annual audited financial statements, including matters required to be discussed pursuant to any relevant Statement on Auditing Standards.

•Meets with the independent registered public accounting firm to review and approve its annual scope of audit and meets without management present to review and to discuss management’s response to findings.

•Reviews the adequacy of the Company’s internal audit plan, responsibilities, budget and staffing, including the appointment, reassignment or dismissal of the director or manager of internal audit and reviews findings from completed internal audits and progress reports on the proposed internal audit plan, together with explanations for any deviations from the original plan.

•Meets with the internal auditor to review and approve the annual scope of audit and meets without management present to discuss management’s response to findings.

•Establishes and monitors the implementation of procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters.

•Reviews disclosures made by the Company’s principal executive officer and principal financial officer regarding compliance with their certification obligations as required by the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder, including the Company’s disclosure controls and procedures and internal controls for financial reporting and evaluations thereof.

•Reviews any reports of the independent registered public accounting firm mandated by Section 10A of the Exchange Act, and obtains from the independent auditors any information with respect to illegal acts in accordance with Section 10A.

•Reviews at least annually the exceptions noted in the reports to the Audit Committee by the internal auditors and the independent registered public accounting firm and the progress made in responding to the exceptions.

•Reviews and discusses with management the Company’s material contingent liabilities and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

•Prepares the report required by the rules of the SEC to be included in the Company’s annual Proxy Statement.

Compensation Committee

Structure:	Separately designated committee of independent Directors.
Charter:
The Compensation Committee operates under a written charter adopted by the committee and approved and ratified by the Board of Directors, which is reviewed annually. A copy may be found on the Company’s website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and under “Charters,” and is available in print to any stockholder who requests it from the Corporate Secretary of Magnetek at the address noted above.

Members:	Three independent Directors during fiscal year 2014:
David A. Bloss, Sr., Chairman
Alan B. Levine
Mitchell I. Quain

All of the above Directors served on the Compensation Committee during fiscal year 2014.
Independence:
All of the Compensation Committee members qualified as independent under the Company’s independence guidelines and under guidelines established by Nasdaq listing standards for Compensation Committee membership.

Meetings:
During fiscal year 2014, the Compensation Committee held three regularly scheduled meetings and one telephonic meeting. Each committee member participated in the meetings that occurred during the time that he served on the committee.

Self-Evaluation:	The Compensation Committee performed a self-evaluation of its performance in fiscal year 2014.
Functions:	The following are the primary responsibilities of the Compensation Committee. A more complete description of the committee’s functions is set forth in the committee charter.

•Reviews and approves corporate goals and objectives relevant to the Chief Executive Officer’s compensation, evaluates the Chief Executive Officer’s performance, and sets the Chief Executive Officer’s compensation. Reviews and approves the compensation of executives based upon the Chief Executive Officer’s evaluation of performance and recommendations.

•Reviews, evaluates and makes recommendations to the Board on the overriding compensation strategy of the Company and periodically reassesses the balance between short-term pay and long-term incentives.

• Adopts, administers, approves and ratifies awards under incentive compensation and equity-based plans and makes recommendations with respect to performance or operating goals for participants in the Company’s plans.

•Oversees the work of any advisor retained by the Committee and reviews and assesses in advance whether the work of any compensation consultant to be retained by the committee raises any conflict of interest.

•Reviews and makes recommendations to the Board regarding employment agreements, severance arrangements, change in control agreements for the Chief Executive Officer and the officers of the Company, and any special or supplemental benefits paid to the Chief Executive Officer and the officers.

•Reviews and considers the results of any stockholders’ advisory vote pertaining to executive compensation.
•Reviews and considers the results of any stockholders’ advisory vote pertaining to executive compensation.
Nominating and Corporate Governance Committee.

Structure:	Separately designated committee of independent Directors.
Charter:
The Nominating and Corporate Governance Committee operates under a written charter adopted by the committee and approved and ratified by the Board of Directors, which is reviewed annually. A copy may be found on the Company’s website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and under “Charters,” and is available in print to any stockholder who requests it from the Corporate Secretary of Magnetek at the address noted above.

Members:	Three independent Directors during fiscal year 2014:
Mitchell I. Quain, Chairman
David A. Bloss, Sr.
Alan B. Levine

All of the above Directors served on the Nominating and Corporate Governance Committee during fiscal year 2014.
Independence:	All of the Nominating and Corporate Governance Committee members are independent, as independence for nominating committee members is defined in the Nasdaq listing standards.
Meetings:
Two regularly scheduled meetings of the Nominating and Corporate Governance Committee were held during fiscal year 2014. Each committee member participated in the meetings that occurred during the time that he served on the committee.

Self-Evaluation:	The Nominating and Corporate Governance Committee performed a self-evaluation of its performance in fiscal year 2014.
Functions:	The following are the primary responsibilities of the Nominating and Corporate Governance Committee. A more complete description of the committee’s functions is set forth in the committee charter.

•Develops qualification criteria for Board membership and recommends nominees for Board membership. Considers nominations from stockholders that are submitted in accordance with the requirements for submission of stockholder proposals set forth on page 2 and page 3 of this Proxy Statement. Screens individual candidates to determine their qualifications for recommendation to become Board members in accordance with the Corporate Governance Guidelines and annually assesses the adequacy and effectiveness of such guidelines.

•Makes recommendations from time-to-time to the Board regarding the number of members that should serve on the Board and regarding the standing committees of the Board, including their structure and annual membership.

•Reviews and analyzes Board compensation and makes recommendations to the full Board for consideration.
•Periodically reviews each Board member’s ownership of the Company’s common stock.
•Reviews periodically with the Chairman and Chief Executive Officer the succession plans relating to positions held by elected corporate officers.
•Reviews and reassesses at least annually the adequacy of the Corporate Governance Guidelines and Code of Business Conduct and Ethics and recommends any proposed changes to the Board for approval.

•Considers any requests for waivers of the Company’s Code of Business Conduct and Ethics and makes a recommendation to the Board of Directors for its determination, and oversees the Company’s compliance with disclosures of any such waivers.

Retirement Plan Committee

Structure:	Separately designated committee of Directors.
Charter:
The Retirement Plan Committee operates under a written charter adopted by the committee and approved and ratified by the Board of Directors, which is reviewed annually. A copy may be found on the Company’s website at www.magnetek.com in the “Investor Relations” section under “Corporate Governance” and under “Charters,” and is available in print to any stockholder who requests it from the Corporate Secretary of Magnetek at the address noted above.

Members:	Four independent Directors during fiscal year 2014:
David P. Reiland, Chairman
David A. Bloss, Sr.
Alan B. Levine
Mitchell I. Quain
All of the above Directors served on the Retirement Plan Committee during fiscal year 2014.
Meetings:
Two regularly scheduled meetings of the Retirement Plan Committee were held during fiscal year 2014. Each committee member participated in the meetings that occurred during the time that he served on the committee.

Self-Evaluation:	The Retirement Plan Committee performed a self-evaluation of its performance in fiscal year 2014.
Functions:	The following are the primary responsibilities of the Retirement Plan Committee. A more complete description of the Retirement Plan Committee’s functions is set forth in its charter.
•Reviews investment strategy and fund performance for the Company’s retirement plans and related trusts and reviews issues affecting the financial condition and performance of the retirement plans.
•Reviews amendments and other significant issues relating to the retirement plans and, as deemed appropriate, makes recommendations to the Board.
•Reviews the accounting impact and costs for the retirement plans.
•Consults with and seeks advice from appropriate management personnel, outside consultants, auditors, actuaries, investment managers or legal counsel, as deemed appropriate by the committee.

BENEFICIAL OWNERSHIP OF MAGNETEK, INC. COMMON STOCK
BY DIRECTORS, OFFICERS AND CERTAIN OTHER OWNERS
The following table shows the amount of Magnetek common stock beneficially owned by (a) each person or group believed to own more than 5% of Magnetek’s common stock outstanding on March 2, 2015; (b) each Director, (c) each named executive officer reflected in the Summary Compensation Table on page 27 of this Proxy Statement (hereafter referred to as “Executive Officers”) and (d) all Directors and Executive Officers as a group. The percentage amounts set forth in the table below are based on the shares of our common stock outstanding on March 2, 2015, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of that date.

	Number of Shares (1)	Percent (1)
Fundamental Global investors, LLC (2)	330,301	9.15%
Fundamental Global Partners, LP
Fundamental Global Partners Master Fund, LP
Fundamental Global Partners GP, LLC
FG Partners GP, LLC
4201 Congress Street, Suite 140
Charlotte, NC 28209
GAMCO Investors, Inc. (3)	324,272	9.0%
Gabelli Funds, LLC
GAMCO Asset Management Inc.
Teton Advisors, Inc.
Mario J. Gabelli
One Corporate Center
Rye, NY 10580
Heartland Advisors, Inc. (4)	299,999	8.31%
William J. Nasgovitz
789 North Water Street
Milwaukee, WI 53202
AWM Investment Company, Inc. (5)	240,126	6.70%
527 Madison Avenue, Suite 2600
New York, NY 10022
Evercore Trust Company, N.A. (6)	199,800	5.54%
55 East 52nd Street, 36th Floor
New York, NY 10055
Renaissance Technologies LLC (7)	197,490	5.50%
Renaissance Technologies Holdings Corporation
800 Third Avenue
New York, NY 10022
Royce & Associates, LLC (8)	192,651	5.34%
745 Fifth Avenue
New York, NY 10151
Peter M. McCormick (9)	122,671	3.40%
Marty J. Schwenner (10)	54,104	1.50%
David A. Bloss, Sr. (11)	30,299	*
Hungsun S. Hui (12)	23,917	*
Mitchell I. Quain (13)	22,843	*
David P. Reiland (14)	22,673	*
Scott S. Cramer (15)	20,160	*
Michael J. Stauber (16)	10,880	*
Alan B. Levine (17)	7,670	*
D. Kyle Cerminara (18)	-0-	*
Executive Officers and Directors as a Group (10 persons) (19)	315,217	8.74%
..................................................
*    Less than one percent.

(1)
For purposes of this table, a person is deemed to have “beneficial ownership” of any security as of a given date when such person has the right to acquire such security within 60 days after such date. Except as indicated in these footnotes to this table and pursuant to applicable community property laws, to the knowledge of the Company, the persons named in this table have sole voting and investment power with respect to all shares beneficially owned by them. The number of shares and percentage ownership amounts do not reflect amounts listed in the table representing common stock equivalents. The Company makes no representation as to the accuracy or completeness of amounts in this table that are identified in these footnotes as being provided according to public filings by or on behalf of the beneficial stockholders in question. For purposes of this table, the addresses of the Executive Officers and the Directors shall be N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin 53051.

2)
According to a Schedule 13D filed on March 3, 2015, Fundamental Global Investors, LLC has shared voting and dispositive power with respect to 330,301 shares of our common stock, Fundamental Global Partners, LP has shared voting and dispositive power with respect to 111,090 shares of our common stock, Fundamental Global Partners Master Fund, LP has shared voting and dispositive power with respect to 219,211 shares of our common stock, Fundamental Global Partners GP, LLC has shared and dispositive power with respect to 111,090 shares of our common stock and FG Partners GP, LLC has shared and dispositive power with respect to 219,211 shares of our common stock. Fundamental Global Investors, LLC serves as the investment manager of Fundamental Global Partners, LP (the “Fund”) and Fundamental Global Partners Master Fund, LP (the “Master Fund”). Fundamental Global Partners GP, LLC is the general partner of the Fund and FG Partners GP, LLC serves as the general partner of the Master Fund.

(3)
According to a Schedule 13D filed on November 18, 2014, (i) Gabelli Funds, LLC (“Gabelli Funds”) has sole voting and dispositive power with respect to 108,996 shares of our common stock, (ii) GAMCO Asset Management Inc. (“GAMCO Asset”) has sole voting power and sole dispositive power with respect to 140,021 shares of our common stock and (iii) Teton Advisors, Inc. (“Teton Advisors”) has sole voting and dispositive power with respect to 75,255 shares of our common stock. Mr. Mario J. Gabelli and various entities which he directly or indirectly controls or for which he acts as chief investment officer, are engaged in providing investment services and advice to various institutional and individual clients. Mr. Gabelli and the foregoing reporting persons are deemed to have beneficial ownership of certain shares of our common stock, which are beneficially owned by certain of such reporting persons. The reporting persons do not admit that they constitute a group.

(4)
According to a Schedule 13G filed on February 13, 2015, Heartland Advisors, Inc. (“Heartland”), by virtue of its investment discretion and voting authority granted by certain clients, which may be revoked at any time, and William J. Nasgovitz, as a result of his ownership interest in Heartland, have shared voting and dispositive power with respect to 299,999 shares of our common stock. Mr. Nasgovitz disclaims beneficial ownership of such shares. The reporting persons do not admit that they constitute a group.

(5)
According to a Schedule 13G filed on January 20, 2015, effective as of December 31, 2014, AWM Investment Company, Inc. (“AWM”), has sole voting and dispositive power with respect to 240,126 shares of our common stock. AWM serves as the investment adviser to Special Situations Cayman Fund, L.P. and Special Situations Fund III QP, L.P. Special Situations Fund III QP, L.P. directly owns 179,421 shares of our common stock and Special Situations Cayman Fund, L.P. directly owns 60,705 shares of our common stock.

(6)
According to a Schedule 13G filed on February 10, 2015, Evercore Trust Company, N.A. has sole dispositive power with respect to 199,800 shares of our common stock. On September 5, 2014, Evercore Trust Company, N.A. and the Company entered into a contribution agreement which provided for the Company’s voluntary excess contribution of 250,000 shares of Magnetek common stock to our defined benefit pension plan.

(7)
According to a Schedule 13G filed on February 12, 2015, Renaissance Technologies LLC (“RTC”), a majority of which is owned by Renaissance Technologies Holdings Corporation (“RTHC”), and RTC and RTHC have sole voting power with respect to 197,200 shares of our common stock and sole dispositive power with respect to 197,490 shares of our common stock.

(8)	According to a Schedule 13G filed on January 13, 2015, Royce & Associates, LLC has sole voting and sole dispositive power with respect to 192,651 of the shares of our common stock.

(9)	Includes 51,920 shares issuable upon exercise of options by Mr. McCormick, 43,619 shares of restricted stock not yet vested and 159 shares held in the Company’s 401(k) Plan.

(10)	Includes 11,907 shares issuable upon exercise of options by Mr. Schwenner, 21,624 shares of restricted stock not yet vested and 396 shares held in the Company’s 401(k) Plan.

(11)	Includes 19,579 shares issuable upon exercise of options by Mr. Bloss. Does not include 28,522 shares of phantom stock held in the Director Compensation and Deferral Investment Plan by Mr. Bloss.

(12)	Includes 2,000 shares issuable upon exercise of options by Mr. Hui and 12,315 shares of restricted stock not yet vested.

(13)
Includes 11,913 shares issuable upon exercise of options by Mr. Quain. Also includes 9,360 shares held in trusts for the benefit of Mr. Quain’s children, as to which Mr. Quain disclaims beneficial ownership. Does not include 37,851 shares of phantom stock held in the Director Compensation and Deferral Investment Plan.

(14)
Includes 9,663 shares issuable upon exercise of options by Mr. Reiland. Also includes 11,755 shares held in trust and 1,255 shares held in an IRA. Does not include 30,534 shares of phantom stock held in the Director Compensation and Deferral Investment Plan.

(15)	Includes 577 shares issuable upon exercise of options by Mr. Cramer and 14,429 shares of restricted stock not yet vested.

(16)	Includes for Mr. Stauber 9,497 shares of restricted stock not yet vested.

(17)	Indicates 7,670 shares issuable upon exercise of options by Mr. Levine. Does not include 14,565 shares of phantom stock held in the Director Compensation and Deferral Investment Plan.

(18)
Mr. Cerminara, a Director nominee, does not currently hold any shares of our common stock. This does not reflect shares held by members of the Investment Group with which Mr. Cerminara is associated. See Fundamental Global Investors, LLC et al and footnote (2) in this table above.

(19)
Includes 115,229 shares issuable upon exercise of options by Executive Officers, Directors and the Director nominee D. Kyle Cerminara as a group, 101,484 shares of restricted stock not yet vested and 555 shares held in the Company’s 401(k) Plan. Also includes, for certain Directors, shares held by trusts.

EXECUTIVE COMPENSATION
The information regarding the Company’s executive officers is included in Part I, Item I, under the caption “Supplementary Information-Executive Officers of the Company” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014 and is hereby incorporated by reference into this Proxy Statement.
COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee of the Board of Directors is tasked with discharging the Board of Directors’ responsibilities related to oversight of the compensation of our officers and ensuring that our executive compensation program meets our corporate objectives. Our executive compensation program is administered by management in accordance with the policies developed by the Compensation Committee. The discussion and analysis below is designed to assist in understanding the objectives of our executive compensation program, the different components of compensation paid to our named executive officers (“Named Officers”) and the basis for our compensation decisions. Our Named Officers in fiscal year 2014 include the following five individuals: Peter M. McCormick, President and Chief Executive Officer (“CEO”); Marty J. Schwenner, Vice President and Chief Financial Officer (“CFO”); and our other most highly compensated executive officers other than the CEO and CFO, who were serving as executive officers at the end of fiscal year 2014, Scott S. Cramer, Vice President, General Counsel and Corporate Secretary, Hungsun S. Hui, Vice President Operations and Michael J. Stauber, Vice President, Corporate Controller and Chief Accounting Officer. In addition to our Named Officers, other key employees of the Company participate in our executive compensation programs at varying levels based upon their job responsibilities and their impact on Company performance and goal achievement. This discussion and analysis should be read together with the compensation tables provided in this Proxy Statement.

Summary of Executive Compensation Program

The Compensation Committee believes that executive compensation should be directly linked to Company performance and increased stockholder value. The objectives of the Compensation Committee regarding our executive compensation program include:

•	providing a competitive total compensation package that enables us to attract and retain key personnel;

•	motivating performance to achieve objectives by providing short-term compensation opportunities directly linked to Company objectives;

•	providing long-term compensation opportunities, primarily through equity awards, that align executive compensation with value received by our stockholders; and

•	promoting ownership of our stock by our executives in order to align the goals of our executives more closely with the Company’s goals and those of our stockholders.

These objectives are implemented by the Compensation Committee through our executive compensation program, which is comprised of three primary elements:

•	base salary;

•	short-term incentive compensation; and

•	long-term incentive compensation.

Other secondary elements include retirement benefits, other benefits and change in control and retention agreements.

The Compensation Committee believes that both short-term and long-term incentive compensation should reflect the performance of the Company as well as the individual contribution of each executive. Salary and bonus payments are primarily designed to reward current and past performance. The principal tool used to achieve the long-term incentive goal is the periodic grant of equity awards to Named Officers and other key employees. Equity is awarded to provide incentives for superior long-term future performance, as well as to reward exemplary past performance and as a tool for the hiring and retention of Named Officers and other key employees. Equity awards are directly linked to stockholders’ interests because the potential value of the awards is directly related to the price of the Company’s common stock.

The Compensation Committee believes that executive compensation should reflect the scope of the individual’s responsibilities, the Company’s performance and the contribution of each executive to the Company’s success. Market competitiveness and equitable principles are central elements of the committee’s compensation policies. The aggregate compensation of the Company’s executives, whether cash or equity based, is evaluated by comparison to that of executives at similar-sized companies in related industries who hold equivalent positions or have substantially similar levels of responsibility, as well as by comparison to other executives within the Company who have comparable levels of responsibility. To evaluate the competitiveness of the Company’s compensation programs, the Committee reviews publicly disclosed compensation information of similar-sized companies in related industries, as well as broad-based compensation surveys of other manufacturing or electronic equipment companies of similar size and performance within similar geographical regions.
The Compensation Committee has the flexibility to use these elements, along with discretionary benefits in proportions that will most effectively accomplish its objectives. For instance, the committee may decide to realign an individual’s total compensation package to place greater emphasis on annual or long-term incentive compensation, depending on the focus of the business.
In establishing compensation plans for the Company, the Compensation Committee:

•	reviews with management the cost and competitiveness of our cash and other compensation policies for all of our employees;

•	ensures that our compensation policies align with our corporate objectives;

•	reviews the performance of our executives and all components of their compensation;

•	evaluates the competitiveness and effectiveness of our overall executive compensation program periodically; and

•	reviews and approves our stock and bonus plans and, within the terms of the respective plan, determines the terms and conditions of issuances thereunder.

In addition, the committee annually reviews and, if appropriate, approves our corporate goals and objectives relevant to CEO compensation, evaluates our CEO’s performance in light of such goals and objectives, and sets our CEO’s compensation based on this evaluation. Our CEO reviews the performance and compensation levels of our other Named Officers and makes recommendations to our Compensation Committee for its review and approval.
Furthermore, the Compensation Committee reviews the results of the annual non-binding advisory vote on our Named Officers’ compensation (“Say-on-Pay”) proposal. A substantial majority (99.14%) of our stockholders who voted on our

Say‑on‑Pay proposal at our 2014 annual meeting of stockholders approved our executive compensation as described in our compensation discussion and analysis and tabular disclosures in our 2014 proxy statement. The principal changes to our executive compensation program that have been adopted by the committee during fiscal year 2014 are summarized below. It is important to note that the impact of some of these changes will not be reflected in the Named Officers compensation reported in the Summary Compensation Table until our fiscal year 2015 executive compensation is reported in our 2016 proxy statement. Based upon these changes and the majority Say-on-Pay vote of our stockholders, the committee did not implement changes as a direct result of the Say‑on‑Pay vote. The Board and the committee will nevertheless continue to explore the manner in which the Company’s executive compensation program may be refined.
The agenda for each meeting of the Compensation Committee is prepared and approved by the Chairman of the committee in advance of the meeting. The Chairman of the committee may, but is not required to, invite members of management to attend portions of meetings as deemed appropriate. The CEO and our Vice President Human Resources typically attend committee meetings, but do not attend executive sessions unless invited by the committee for a specific purpose. None of our Named Officers are members of the committee.
Each of the elements of our executive compensation program is discussed in more detail below, along with a discussion of the specific compensation decisions that were made during fiscal year 2014.

Elements of Executive Compensation

As described above, the aggregate compensation paid to our executives is comprised of three primary components: base salary, annual incentive compensation and long-term incentive compensation. We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. The table below lists each material element of our executive compensation program, the compensation objective or objectives that it is designed to achieve and the characteristics of each compensation element.

Element	Purpose	Characteristics
Base Salary	To attract and retain qualified executives; to provide a minimum, fixed rate of pay for an individual’s skills, experience and performance	Not at risk; eligible for annual merit increases and adjustment for changes in job scope and pay relative to market
Short-Term Incentives	To attract and retain qualified executives; to motivate and reward achievement of annual Company goals for executives	At risk; annual performance-based cash or stock award; amount earned will vary based on actual results achieved relative to Company target results
Long-Term Incentives	To align interests of executives with stockholders’ interests; to reward stock price appreciation and executive service over time	Majority or substantial proportion of long-term incentive compensation is usually performance-based; amount realized will depend upon qualifying performance and service criteria
Retirement Benefits	To attract and retain qualified executives; to encourage long‑term service with the Company	Both fixed and variable aspects; defined contribution amounts vary based on contributions and asset returns
Other Benefits	To attract and retain qualified executives	Not at risk; costs generally fixed
Change in Control and Retention Agreements	To attract and retain qualified executives; to provide continuity of leadership team leading up to and after a change in control	Contingent compensation; provides for continued employment upon a change in control and severance benefits if an executive’s employment is terminated following a change in control
The Compensation Committee believes that it is important that a significant portion of our Named Officers’ compensation is linked to our future performance in order to maximize stockholder value. Accordingly, aggregate compensation paid to our Named Officers is weighted towards annual incentive and long-term compensation, both of which are largely or partially at risk if we do not achieve our operating and strategic objectives. This strategy reflects our pay-for-performance philosophy. For purposes of this discussion, both the short-term incentive compensation and long-term incentive compensation related to stock option and restricted stock awards are considered at risk.
The Compensation Committee determines and approves aggregate compensation packages for each of our Named Officers based upon a number of factors, including the executive’s position, experience and performance (particularly over the past year, if applicable), as well as competitive market data and retention concerns. The Company’s Vice President Human Resources provides assistance to the CEO and the committee in preparing market data relevant to executive compensation programs. The committee considers the compensation levels of executives at peer companies who hold equivalent positions or have substantially similar levels of responsibility. The committee reviewed the peer group in March 2014. We used the Global Industrial Classification standard industry of electrical equipment to arrive at a set of companies subject to similar industry dynamics and whose executive roles have a similar level of responsibilities and complexities. The companies comprising this peer group are generally comparable in size to the Company and participate in industries more closely related to those in which the Company participates. The fiscal year 2014 peer group includes: Active Power, Inc., Allied Motion Technologies Inc., American Electric Technologies, Inc., American Superconductor Corporation, Broadwind Energy, Inc., Capstone Turbine Corporation, ECOtality, Inc., Enphase Energy, Inc., FuelCell Energy, Inc., Lime Energy Co., LSI Industries Inc., Orion Energy Systems, Inc., PowerSecure International, Inc., Real Goods Solar, Inc., SL Industries, Inc., SL Industries, Inc., Thermon Group Holdings, Inc., Ultralife Corporation and Vicor Corporation (the “Compensation Comparator Group”).The Compensation Committee considers the forms in which total compensation will be paid to our Named Officers and seeks to achieve an appropriate balance between base salary, short-term incentive compensation and long‑term incentive compensation in order to maintain the amount and type of compensation within competitive parameters as well as to achieve long‑term growth of the Company. The committee evaluates the size of each element based on the Compensation Comparator Group as well as individual contribution and Company performance. The percentage of compensation that is contingent on achievement of performance criteria increases in relationship to a Named Officer’s responsibilities within the Company. The at-risk performance based short‑term and long‑term compensation typically makes up a greater percentage of total compensation of our most senior Named Officers. Each element of our executive compensation program and the rationale for providing each element is presented below.
Our CEO considers the Named Officers’ qualifications, experience, length of service, scope of responsibilities and past performance, as well as compensation surveys and competitive pay practices, in recommending their compensation to the committee. The CEO also evaluates each of the other Named Officers’ performance during the fiscal year, including accomplishments, areas of strength and areas for development. This evaluation is based on the CEO’s knowledge of each of the other Named Officers’ performance as well as the Named Officer’s self-evaluation.
The Compensation Committee has the right to retain the services of outside consultants to assist with and make recommendations regarding executive compensation levels, practices and programs. In preparation for review of our fiscal year 2015 executive compensation program, the committee selected Towers Watson as its independent consultant to provide advice on the compensation program arrangements including the annual and long-term incentive plans. Prior to Towers Watson’s engagement, the Compensation Committee considered certain independence factors relevant to Towers Watson and their compensation consultants’ independence in accordance with the Nasdaq listing standards and the committee’s charter. Towers Watson provided analysis of executive compensation programs by way of competitive market pay analysis, long-term incentive program design and metrics data, pay philosophy, percentile market data and other general compensation peer group data. Other than with respect to the 2014 Stock Incentive Plan discussed below, Towers Watson does not provide any additional consulting or other services to the Company.
Base Salary
Base salaries are paid on a current or cash basis and are reviewed annually with adjustments, if any, based upon base salary levels of the Compensation Comparator Group, the recent performance of the Company, budgets for base salary expense in the Company’s operating plan, salary survey comparisons provided by outside consulting firms, the executives’ individual performance and, for Named Officers other than the CEO, the recommendation of the CEO.
In February 2014, the Compensation Committee undertook its fiscal year 2014 review of base salaries of the Named Officers to consider whether an adjustment would be warranted. Based on its review of survey data, market trends, the Company’s performance and general economic conditions existing at the time, the Compensation Committee concluded that a base salary increase was warranted for our Named Officers. See the Salary column in the Summary Compensation Table on page 27 of this Proxy Statement. The salary increases, which were in part performance-based, are intended to continue targeting compensation levels generally at or near the market median (in some cases higher for retention purposes).
2014 Stock Incentive Plan
The Board of Directors of the Company approved and adopted the 2014 Stock Incentive Plan in February 2014 which was approved by the Company’s stockholders at the Annual Meeting of Stockholders held on April 30, 2014 which replaced and superseded the Second Amended and Restated 2004 Stock Incentive Plan (“2004 Plan”). The purpose of the 2014 Plan is to enable the Company to attract, retain and motivate its officers and other key employees, and to further align their interests with those of the stockholders of the Company by providing for or increasing the respective equity interests of such persons in the Company.
The 2014 Plan includes the following material provisions: (i) the maximum aggregate number of shares of common stock that may be subject to awards is 190,000 shares; (ii) a fungible share pool structure was implemented under which option and stock appreciation right awards will be counted against the issuable share limit as one share of common stock, and incentive bonus payable in stock, incentive stock and incentive stock unit awards will be counted as 1.5 shares of common stock; and (iii)

the form of payment of any incentive bonus may include cash, shares of common stock or any combination of cash and common stock.
Towers Watson was retained by the Compensation Committee during fiscal year 2014 to provide guidance regarding the 2014 Stock Incentive Plan including the appropriate share request consistent with market practices subject to stockholder approval Prior to Towers Watson’s engagement, the Compensation Committee considered certain independence factors relevant to Towers Watson and their compensation consultants’ independence in accordance with the Nasdaq listing standards and the committee’s charter. Other than with respect to the 2015 executive compensation program as discussed above, Towers Watson does not provide any additional consulting or other services to the Company.
Short-Term Incentives-Annual Compensation
Annual incentive compensation is a key component of the Compensation Committee’s pay-for-performance philosophy. The Company’s Management Incentive Compensation Plan (“MICP”) is a bonus plan that rewards eligible participants, including Named Officers and key employees, for achievement of predetermined target performance. The committee established performance objectives for fiscal year 2014 based on the fiscal year 2014 operating plan approved in December 2013. Awards under the MICP were made in the form of cash which was authorized for payment under the now expired 2004 Plan.
The fiscal year 2014 MICP participants are divided into several classifications which had target incentive award levels ranging from 15% to 80% of base salary at the end of fiscal year 2014. Participants’ classification is commensurate with what we believe is the relative impact a participant can have on the Company’s performance. The fiscal year 2014 target incentive award percentages assigned to the Company’s Named Officers ranged from 35% to 80%.
The 2014 MICP Plan focuses leadership attention on achievement of fiscal year 2014 planned adjusted EBITDA, and revenue. The adjusted EBITDA metric is defined as the Company’s operating profit adjusted to exclude non-cash expenses of depreciation, amortization, pension expense, stock compensation expense and MICP provisions recorded during fiscal year 2014. For fiscal year 2014, MICP awards were based 75% toward fiscal year 2014 achievement of adjusted EBITDA and 25% toward the fiscal year 2014 revenue achievement. While the two objectives for fiscal year 2014 operate independently of one another, in order for the participants to receive a payment exceeding 100% of the target level for any one objective, both objectives must reach 100% of their target levels. The fiscal year 2014 adjusted EBITDA threshold level was $13.401 million, the target level was $14.890 million and the maximum level was $18.791 million. The fiscal year 2014 revenue threshold level was $103,680 million, the target level was $109,137 million and the maximum level was $114,594 million. Amounts achieved between the threshold and target amounts would result in the MICP awards being granted on a pro‑rata basis and if 100% of the target level is achieved for both objectives, amounts achieved between the target and maximum amounts would result in the MICP awards being granted on a pro‑rata basis.
With respect to fiscal year 2014 adjusted EBITDA and revenue objectives, we achieved approximately $18.252 million in adjusted EBITDA and approximately $109.7 million in revenue, resulting in a payout of 120% with respect to EBITDA and 101% with respect to revenue.
The Compensation Committee reviewed and approved the MICP establishing performance targets for fiscal year 2015 in December 2014. The MICP for fiscal year 2015 is weighted 75% toward adjusted EBITDA based on audited financial results and 25% toward revenue achievement. While the two objectives for fiscal year 2015 operate independently of one another, in order for the participants to receive a payment exceeding 100% of the target level for any one objective, both objectives must reach 100% of their target levels.
Long-Term Incentives-Equity Compensation
The Compensation Committee believes that a significant component of the compensation paid to our executives over the long-term should be derived from stock-based compensation. The committee determines the type of equity awards that are to be granted, which have historically been grants of restricted stock or stock options under our stock incentive plans. We believe that stock price appreciation and stock ownership in the Company are a valuable incentive to our executives and that grants of restricted stock and stock options to them serves to further align their interests with the interests of our stockholders as a whole and encourages our executives to manage the Company in its best long-term interests.
Stock Options and Restricted Stock
Stock options align executives’ interests with those of our stockholders, as options only have realizable value if the share price of Magnetek’s stock increases relative to the exercise prices of the options, which are set at the time of grant of such options. Restricted stock, which are shares of our common stock that are subject to forfeiture and certain other restrictions until the shares vest, is granted to executives to facilitate retention and, for newly hired executives, recruitment. Restricted stock is also granted to executives in part to incentivize performance. The Compensation Committee determines, on a discretionary basis, whether to grant stock options and restricted stock awards as well as the amount of shares of common stock subject to, and the terms of, the grants, based on an executive or key employee’s position within the Company, the recommendations of the CEO, and competitive market data. Stock awards are considered, except in the case of our non-employee Directors, for new hires, promotions or other special situations, at the Compensation Committee’s first quarter meeting of each fiscal year.
For fiscal year 2014, the Compensation Committee reviewed and approved at its February 2014 committee meeting the Executive Long-Term Incentive Plan (“ELTIP”), a stock award plan that rewards eligible employees, including Named Officers and other key employees, comprised of two award elements, a restricted stock award which vests based upon continuous employment with the Company (“restricted stock”) and a performance-based stock award which vests based on achievement of long-term performance measures divided into several tiers of base salary in effect at the commencement of fiscal year 2014 and allocated by tier by weighted percentage of restricted stock in accordance with the 2004 Plan (“performance stock”).
The fiscal year 2014 ELTIP participants, including Named Officers, are divided into several tiers with award levels ranging from 33% to 70% of base salary allocated by tier by weighted percentage for performance stock awards ranging from 50% to 70% and for restricted stock awards ranging from 30% to 50%. The award levels as a percentage of base salary were decreased from 75% to 70% for our CEO, from 50% to 40% for our CFO and from 40% to 33% for our vice presidents. The committee continued to emphasize the performance component and focus of the ELTIP for our CEO and CFO by maintaining their weighted percentage for the performance stock award at 70% and maintaining the weighted percentage at 30% for the restricted stock award. Similarly, the committee emphasized the performance component and focus of the ELTIP for our other Named Officers. The weighted percentage for the performance stock award was maintained at 50% and the weighted percentage was maintained at 50% for the restricted stock award. The higher proportion of the performance element of the award is consistent with the committee’s belief and commitment of linking our executive compensation program with performance. The committee reviews these weighted allocations on an annual basis. The performance objectives are weighted 100% toward achievement of adjusted EBITDA metric measured over a three-year cumulative period from fiscal year 2014 through fiscal year 2016. Awards under the fiscal year 2014 ELTIP were made in the form of shares of restricted common stock pursuant to the 2004 Plan. The number of shares of restricted stock that vest under the performance stock award can range from 0% to 100% of the participant’s target award for the applicable plan year. Upon attainment of adjusted EBIDTA equal to 74% or less of the target performance objective, none of the shares will vest. Upon attainment of 75% of the target performance objective, 20% of the performance shares will vest. The vesting amount increases pro-rata for each one percent increase in achievement of the target performance objective thereafter up to a maximum payout of 100%.
The grant date fair market value of the restricted stock awarded to the Named Officers in fiscal year 2014, as determined in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 is shown in the “Grant Date Fair Value of Stock Awards” column of the Grants of Plan-Based Awards Table on page 29 of this Proxy Statement.
The Company’s ELTIP for fiscal year 2015 was approved by the Compensation Committee in February 2015 at which time the committee established the performance parameters and objectives. The performance objectives are weighted 100% toward achievement of adjusted EBITDA metric measured over a cumulative three-year period from fiscal year 2015 through fiscal year 2017. Awards for the fiscal year 2015 ELTIP are made under the 2014 Plan.
Retirement Benefits
The Company maintains the Magnetek FlexCare Plus Retirement Pension Plan (the “Retirement Plan”), a defined benefit pension plan that covers certain employees. Effective October 29, 2002, the Retirement Plan was frozen with respect to new participants and effective June 30, 2003, the Retirement Plan was frozen with respect to existing participants.
Although the Retirement Plan is a defined benefit plan, each non-union participating employee’s accrued benefit is determined by the “cash balance” credited to the employee’s retirement account prior to June 30, 2003. The accounts are maintained for bookkeeping purposes only. After June 30, 2003, the date the Retirement Plan was frozen with respect to existing participants, compensation-based account credits were discontinued.
In fiscal year 2014, Messrs. McCormick, Schwenner and Hui were entitled to pension benefits under the Retirement Plan. We provide pension benefits to the above Named Officers because we provide similar benefits to most of our U.S. employees who were employed by the Company for a consecutive five-year period before October 29, 2002.
All of our Named Officers participate in the Magnetek FlexCare Plus Retirement Savings Plan (the “Savings Plan”), a 401(k) tax-qualified retirement savings plan (in the form of a traditional 401(k) plan with a Roth 401(k) option). Under the Savings Plan, participating employees may contribute a portion of their compensation on a pre-tax basis and possibly a portion of their compensation on an after-tax basis (if using the Roth 401(k) option) or up to the IRS limit, whichever is lower. The Company matched up to 50% of the first 6% of participating employees’ eligible compensation during fiscal year 2014. All of our Named Officers received this Company contribution and the amounts for fiscal year 2014 are presented in the Summary Compensation Table and All Other Compensation Table respectively on pages 27 and 28 of this Proxy Statement.

Other Benefits
Our Named Officers also either participate or are eligible to participate in our other benefit plans and programs on the same terms as our other employees. In addition to the plans described above, these plans include our medical insurance, term life insurance, long-term disability insurance, voluntary benefit plan and paid time-off plan. The value of other benefits, in total and itemized, provided by the Company to the Named Officers in fiscal year 2014 are presented in the Summary Compensation Table and All Other Compensation Table respectively on pages 27 and 28 of this Proxy Statement.
Employment, Change in Control and Other Agreements
We have change in control agreements with two of our Named Officers, Messrs. McCormick and Schwenner, which provide for the payment of severance benefits upon a change in control of the Company, provided the Named Officer is terminated within a two-year period following such change in control. During fiscal year 2014, the Company did not extend or materially amend these existing change in control agreements. Severance payments made to these Named Officers, when they are terminated without cause, generally include (i) payment of one and one-half times the sum of their annual salary and the amount of their target bonus for the fiscal year in progress, (ii) immediate vesting of all unvested stock options which then become exercisable for one year, (iii) immediate vesting of all unvested restricted stock awards, (iv) continued health coverage for 18 months or until he receives benefits from another employer, (v) outplacement services not in excess of 17% of the Named Officer’s annual base salary and (vi) if applicable, a tax gross-up payment.
The Board of Directors, upon recommendation of the Compensation Committee, has approved a form of retention agreement for certain vice president level officers of the Company, including any elected or appointed vice president. We have retention agreements with three of our Named Officers, Messrs. Cramer, Hui and Stauber. The retention agreement provides for the payment of severance benefits upon a change in control within a one-year period after the change in control. Severance payments made to these officers, when their employment is terminated without cause, generally include: (i) payment of one year’s salary and the target bonus for the fiscal year in progress, (ii) continuation of health benefits for six months, (iii) immediate vesting of all outstanding stock options and restricted stock awards, with a one-year exercise period for vested options and (iv) outplacement services having a cost to the Company of not more than 10% of the vice president’s annual base salary. The vice president retention agreements do not include an excise tax gross-up provision.
We believe these agreements are a fair reward for hard work and value creation, assist us in retaining these executives, and provide incentives for them to remain with us during periods of uncertainty at the end of which such executives may not be retained. The Named Officers with change in control agreements or retention agreements, as well as the value of potential payments upon a change in control, and the amount of excise tax gross up, if any, are presented in the Employment, Severance and Change in Control Agreements and Other Arrangements Table on page 33 of this Proxy Statement. The change in control agreements and retention agreements do not provide benefits if employment is terminated for cause, death or disability or if employment is voluntarily terminated by the Named Officer or other vice president without good reason, as defined in the change in control agreements and retention agreements. The definition of change in control for both types of agreements includes any event described as a change in control in the 2014 Plan and any event which results in the Board of Directors ceasing to have at least a majority of its members serve as continuing directors.
Recoupment Policy
In addition to other remedies available to the Company, in the event the Company is required to prepare an accounting restatement of the financial statements of the Company resulting from material non‑compliance with financial reporting requirements under applicable securities laws, the Company will seek to recover from all current and former executive officers who received incentive-based compensation during the three‑year period preceding the date of such restatement any such compensation that was paid to such executive officers in excess of the amount of what would have been paid under the restated financial statements.
Insider Trading Restrictions and Policy Against Hedging and Pledging
Our insider trading policy prohibits directors, officers, employees and certain of their family members from purchasing or selling any type of security, whether issued by us or another company, while such person is aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Trades by directors, officers and certain other executives are prohibited during certain prescribed blackout periods and are required to be pre-cleared by appropriate Company personnel. This policy also prohibits directors and executive officers from engaging in “short sales” with respect to our securities, entering into “derivative” transactions, including exchange-traded put or call options, with respect to our securities, engaging in hedging or monetization transactions, such as collars or forward sale contracts, with respect to our securities, holding our securities in a margin account or pledging our securities.

Stock Ownership Guidelines
Our Named Officers have tiered guidelines such that each Named Officer must own a specified amount of qualifying shares with a market value equal to a specified multiple of annual base salary within five years from adoption of the guidelines or the date of his or her appointment as a Named Officer. The multiples are three for our CEO, two for our CFO and one for our applicable vice presidents. Each of our Directors must own qualifying shares with a market value of five times such Director’s annual retainer within five years from the original dates of his or her appointment or election.
Tax Policy
Section 162(m) of the Internal Revenue Code limits our deductibility of cash compensation in excess of $1 million paid to the CEO and the three highest compensated executive officers (other than the CEO and CFO) during any taxable year, unless such compensation meets certain requirements. The Compensation Committee has considered and will continue to consider deductibility in structuring compensation arrangements. However, the committee retains discretion to provide compensation arrangements that it believes are consistent with the goals described above and in the best interests of the Company and our stockholders, even if those arrangements are not fully deductible under Section 162(m).
If payments to two of our Named Officers, Messrs. McCormick and Schwenner, under their change in control agreements are determined to be “excess parachute payments” under section 280G of the Internal Revenue Code and are subject to an excise tax, we will pay the affected Named Officer’s excise tax, and make needed gross-up payments, so that such Named Officer is in the same position he would have been in had the excise tax not been assessed. The excise tax is sometimes assessed on payments made to certain individuals in connection with a change in control of the Company, when the payments are unusually large when compared with the individual’s historic pay. The tax can be assessed on accelerated vesting of equity awards and on certain severance payments made to the individual if the individual is terminated after a change in control. We agreed to gross-up Messrs. McCormick and Schwenner under their change in control agreements respectively, entered into on December 11, 2002 and July 29, 2003, for any such excise taxes because we believe these Named Officers should be entitled to the full economic benefit of the payments they would otherwise receive, even though we would not be able to take a tax deduction on those gross-up payments.

SUMMARY COMPENSATION TABLE

The table below summarizes information concerning compensation for fiscal year 2014 of those persons who were at December 28, 2014: (i) our Chief Executive Officer, (ii) our Chief Financial Officer and (iii) our other Named Officers.

Name and Principal Position	Fiscal Year	Salary $	Bonus $	Stock Awards $ (1)	Option Awards $	Non-Equity Incentive Plan Compensation $	Change in Pension Value and Non-qualified Deferred Compensation Earnings $ (2)	All Other Compensation $ (3)	Total $
Peter M. McCormick (a) President & Chief Executive Officer	2014	388,547		268,100	-	481,168	1,322	19,663	1,158,800
	2013	379,464	-	277,502	-	-	1,369	20,770	679,105
	2012	370,000	-	314,507	-	174,640	1,257	14,893	875,297
Marty J. Schwenner (b) Vice President & Chief Financial Officer	2014	305,042		120,000	-	283,539	1,617	19,612	729,810
	2013	297,308	-	145,001	-	-	1,676	19,539	463,524
	2012	290,000	-	159,503	-	102,660	1,538	15,154	568,855
Scott S. Cramer (c) Vice President, General Counsel & Corporate Secretary	2014	243,982		79,204	-	132,290	-	5,401	460,877
	2013	238,067	-	93,190	-	-	-	5,622	336,879
	2012	231,237	-	73,920	-	48,106	-	5,887	359,150
Hungsun S. Hui (d) Vice President, Operations	2014	204,736		67,655	-	110,338	715	17,818	401,262
	2013	203,131	-	79,506	-	-	740	18,800	302,177
	2012	197,303	-	63,075	-	41,047	679	19,688	321,792
Michael J. Stauber (e) Vice President, Corporate Controller & Chief Accounting Officer	2014	158,848		51,810	-	86,062	-	3,517	300,237
	2013	155,332	-	60,808	-	-	-	3,417	219,557
	2012	152,000	-	50,163	-	31,388	-	3,259	236,810

(a)	Appointed to serve as President and Chief Executive Officer on November 1, 2008, having served as Executive Vice President and Chief Operating Officer since November 6, 2006.

(b)	Appointed to serve as Vice President and Chief Financial Officer on November 4, 2006, having served as Vice President and Corporate Controller since July 29, 2003.

(c)	Appointed to serve as Vice President, General Counsel and Corporate Secretary on March 1, 2010.

(d)	Appointed to serve as the Company’s principal operating officer on November 10, 2010 having served as Vice President, Operations since February 12, 2001.

(e)	Appointed to serve as Vice President, Corporate Controller and Chief Accounting Officer on February 28, 2011.

(1)
The amounts shown represent the aggregate grant date fair market value for awards granted in fiscal year 2014, fiscal year 2013 and fiscal year 2012, computed in accordance with FASB ASC Topic 718, assuming zero forfeitures. For a discussion of the valuation assumptions used, see Note 11 to our fiscal year 2014 audited financial statements included in our Annual Report on Form 10-K. The restrictions on restricted stock awards are service-based and vest at varying dates, usually three years from the grant date. The restrictions on performance stock awards are performance-based and vest upon certification of performance criteria attainment, if any.

(2)
Consists of the change in the actuarial present value of the individual’s benefit, including interest earnings, under the Company’s defined benefit pension plan from January 1, 2014 to December 31, 2014.

(3)	Consists of compensation included in the All Other Compensation Table which follows this table.

ALL OTHER COMPENSATION TABLE
The following table sets forth the specific items included in the “All Other Compensation” column of the Summary Compensation Table.

Name	Fiscal Year	Company Contributions to Defined Contribution Plan $ (1)	Insurance Premiums $ (2)	Other $	Total $
Peter M. McCormick	2014	7,500	12,163	-	19,663
	2013	7,650	13,120	-	20,770
	2012	1,707	13,186	-	14,893
Marty J. Schwenner	2014	7,627	11,985	-	19,612
	2013	6,700	12,839	-	19,539
	2012	2,342	12,812	-	15,154
Scott S. Cramer	2014	4,773	628	-	5,401
	2013	4,773	849	-	5,622
	2012	4,810	1,077	-	5,887
Hungsun S. Hui	2014	6,142	11,676	-	17,818
	2013	6,253	12,547	-	18,800
	2012	7,314	12,374	-	19,688
Michael J. Stauber	2014	3,177	340	-	3,517
	2013	2,873	544	-	3,417
	2012	2,572	687	-	3,259

(1)	Consists of contributions made by the Company during fiscal year 2014, fiscal year 2013 and fiscal year 2012 under the Magnetek FlexCare Plus Retirement Savings Plan (401(k) plan).

(2)	Includes amounts paid by the Company for medical, term life and long-term disability.

GRANTS OF PLAN-BASED AWARDS IN FISCAL YEAR TABLE
The following table provides information about equity and non-equity awards made to the Named Officers during fiscal year 2014.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards (3); Number of Shares of Stock	Grant Date Fair Value of Stock Awards (4)
		Grant	Threshold	Target	Maximum	Threshold	Target	Maximum
Name	Grant Type	Date (3)	($)	($)	($)	(#)	(#)	(#)	(#)	($)
Peter M.	Incentive compensation		62,497	312,487	624,974
McCormick	Performance shares	03/17/14				1,966	9,831	9,831		187,674
	Restricted shares	03/17/14							4,213	80,426
Marty J.	Incentive compensation		36,828	184,140	368,280
Schwenner	Performance shares	03/17/14				880	4,400	4,400		83,996
	Restricted shares	03/17/14							1,886	36,004
Scott S.	Incentive compensation		17,183	85,914	171,828
Cramer	Performance shares	03/17/14				415	2,074	2,074		39,593
	Restricted shares	03/17/14							2,075	39,612
Hungsun S.	Incentive compensation		14,332	71,658	143,316
Hui	Performance shares	03/17/14				354	1,772	1,772		33,827
	Restricted shares	03/17/14							1,772	33,827
Michael J.	Incentive compensation		11,178	55,892	111,784
Stauber	Performance shares	03/17/14				271	1,357	1,357		25,905
	Restricted shares	03/17/14							1,357	25,905

(1)
These columns show the potential value of the cash payout for each Named Officer under the ICP for fiscal 2014 if the target and maximum goals are met. For each Named Officer, an incentive compensation target equal to a percentage of the individual’s base salary at the beginning of the year. Amounts shown are based on base salary at December 28, 2014. Actual incentive compensation payments under the plan may be higher or lower than the target based on financial, operating and individual performance. The Compensation Committee has discretion to change the amount of any award irrespective of whether the measures are met.

(2)
These columns show the threshold, target and maximum payouts under performance shares awarded during fiscal year 2014. The payout in respect of these performance shares will be made in shares of our common stock in an amount determined based on achievement of three year cumulative adjusted EBITDA of $40,000,000 for fiscal years 2014 through 2016. The payouts will be at 20% if our three year cumulative adjusted EBITDA is equal to 75% achievement and pro-rata percentage up to 100% achievement with no additional payout for any amount in excess of 100% achievement.

(3)
This column shows the number of shares of restricted stock granted in fiscal 2014 to the Named Officers. The restricted stock vests provided the individual is continuously employed by the Company on the vest date.

(4)	The grant date fair value of the performance share and restricted share awards was $19.09 based on the closing price of our stock on March 17, 2014.

EQUITY COMPENSATION PLAN INFORMATION TABLE
The following table reflects information as of the end of the Company’s fiscal year 2014 with respect to securities issuable under the Company’s equity compensation plans all of which securities are shares of the Company’s common stock.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity Compensation Plans Approved by Security Holders	128,425	$21.39	235,779 (1)
Equity Compensation Plans Not Approved by Security Holders	—	—	—
Total	128,425	$21.39	235,779

(1)
The total number of securities remaining available for future issuance under our equity compensation plans as of the end of fiscal year 2014 includes 189,400 shares under the 2014 Plan and 46,379 shares under the 2010 Non‑Employee Director Stock Option Plan.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth the stock option awards previously granted to the Named Officers which were outstanding at the end of fiscal year 2014 either due to the award not yet being vested or due to the Named Officer’s decision not to exercise vested awards. The table also sets forth restricted stock awards previously granted to the Named Officers or former Named Officer for which the restrictions have not yet lapsed.

	Option Awards				Stock Awards
							Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (4) (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested (3) ($)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have NotVested (2) (#)	Market Value of Shares or Units of Stock That Have NotVested (3) ($)
Peter M.	4,000	—	36.10	01/30/18	18,371 (5)	698,098	21,929 (10)	833,302
McCormick	30,000	—	23.00	10/31/18
	7,647	—	11.50	08/24/20
	10,273	—	11.50	08/24/20
Marty J.	4,000	—	36.10	01/30/18	9,168 (6)	348,384	10,547 (11)	400,786
Schwenner	5,000	—	23.00	10/23/18
	2,907	—	11.50	08/24/20
Scott S.
Cramer	577	—	11.50	08/24/20	8,657 (7)	328,966	3,812 (12)	144,856
Hungsun S.
Hui	2,000	—	36.10	01/30/18	7,388 (8)	280,744	3,255 (13)	123,690
Michael J.
Stauber	—	—	—	—	5,727 (9)	217,626	2,532 (14)	96,216

(1)	All options in the column are vested.

(2)	All restricted stock vests in full on the third anniversary of the grant date.

(3)	The market value of the stock awards is based on the closing trading price $38.00 of the Company’s common stock at December 26, 2014.

(4)
Based on the Company’s financial performance in 2013 and 2014 relative to the performance criteria established under the ELTIP for the related performance period, the Company does not expect that any portion of the 2013 performance-based awards to vest; however, those awards are reflected at the threshold level at 5% of the total award in the table above.

(5)	Restrictions lapse and vesting occurs on March 12, 2015 as to 7,551 shares, on March 18, 2016 as to 6,607 shares and on March 17, 2017 as to 4,213 shares.

(6)	Restrictions lapse and vesting occurs on March 12, 2015 as to 3,830 shares, on March 18, 2016 as to 3,452 shares and on March 17, 2017 as to 1,886 shares.

(7)	Restrictions lapse and vesting occurs on March 12, 2015 as to 2,884 shares, on March 18, 2016 as to 3,698 shares and on March 17, 2017 as to 2,075 shares.

(8)	Restrictions lapse and vesting occurs on March 12, 2015 as to 2,461 shares, on March 18, 2016 as to 3,155 shares and on March 17, 2017 as to 1,772 shares.

(9)	Restrictions lapse and vesting occurs on March 12, 2015 as to 1,957 shares, on March 18, 2016 as to 2,413 shares and on March 17, 2017 as to 1,357 shares.

(10)
11,327 shares scheduled to vest following December 2014 and 9,831 shares scheduled to vest following December 2016 upon certification of audited financial statements and performance criteria attainment for those periods ended, respectively.

(11)
5,744 shares scheduled to vest following December 2014 and 4,400 shares scheduled to vest following December 2016 upon certification of certain audited financial statements and performance criteria attainment for those periods ended, respectively.

(12)
1,553 shares scheduled to vest following December 2014 and 2,074 shares scheduled to vest following December 2016 upon certification of certain audited financial statements and performance criteria attainment for those periods ended, respectively.

(13)
1,325 shares scheduled to vest following December 2014 and 1,772 shares scheduled to vest following December 2016 upon certification of certain audited financial statements and performance criteria attainment for those periods ended, respectively.

(14)
1,054 shares scheduled to vest following December 2014 and 1,357 shares scheduled to vest following December 2016 upon certification of audited financial statements and performance criteria attainment for those periods ended, respectively.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR TABLE

The table includes information related to options exercised by the Named Officers during fiscal year 2014 and the number and value of stock awards vested at the end of the fiscal year.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise	Number of Shares Acquired on Vesting (1)	Value Realized on Vesting (2)
	(#)	($)	(#)	($)
Peter M. McCormick	-	-	6,000	164,160
Marty J. Schwenner	-	-	3,100	84,816
Scott S. Cramer	-	-	1,800	49,248
Hungsun S. Hui	-	-	1,600	43,776
Michael J. Stauber	-	-	3,100	78,416

(1)	With the exception of 2,000 shares for Mr. Stauber that vested on February 28, 2014, all shares vested on August 22, 2014.

(2)	The dollar amounts for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of our common stock on the vesting date.

PENSION BENEFITS FOR FISCAL YEAR TABLE

The following table sets forth information with respect to the Company’s Retirement Plan as of December 28, 2014.

	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Peter M. McCormick	11	127,190	-
Marty J. Schwenner	15	155,626	-
Scott S. Cramer	N/A	N/A	N/A
Hungsun S. Hui	6	68,745	-
Michael J. Stauber	N/A	N/A	N/A

The Retirement Plan was frozen in June 2003. As a result, no contribution credits have been accrued to participants’ individual accounts. Rather, the accounts are credited annually with interest income. Messrs. Cramer’s and Stauber’s employment began after the Retirement Plan was frozen and, therefore, they do not participate in the Retirement Plan.
The lump sum amounts in the Present Value of Accumulated Benefit column of the table represent the participants’ respective cash balances at December 28, 2014.

EMPLOYMENT, SEVERANCE AND CHANGE IN CONTROL
AGREEMENTS AND OTHER ARRANGEMENTS TABLE

The following table presents the estimated payouts that would be made upon a change in control of the Company coupled with a Named Officer’s termination of employment (other than for cause or voluntary retirement or due to his or her death or disability) assuming the change in control occurred as of December 28, 2014. The calculations are intended to provide reasonable estimates, based on the noted assumptions, of the potential benefits payable. The benefits are required to be paid in cash in a single lump-sum payment within five days of the Named Officer’s termination date. The actual amount of severance benefits, including excise tax gross-ups, if any, will depend upon the Named Officers’ base salary, the terms of change in control transaction and the subsequent impact on the Named Officer’s employment. See page 25 of this Proxy Statement for a more detailed description of the terms of the Company’s change in control agreements with Messrs. McCormick and Schwenner and retention agreements with Messrs. Cramer, Hui and Stauber.

Name	Base Salary ($)		Annual Incentive Based Compensation		Stock Options ($)	Restricted Stock Awards ($) (3)	Excise Tax Gross‑Ups ($) (4)	Benefits ($)		Total ($)
Peter M. McCormick	585,914	(1)	468,731	(1)	—	1,213,148	—	21,600	(5)	3,221,873
Marty J. Schwenner	460,350	(1)	276,210	(1)	—	608,182	—	21,600	(5)	1,525,978
Scott S. Cramer	245,468	(2)	85,914	(2)	—	448,910	N/A	7,200	(6)	802,783
Hungsun S. Hui	204,736	(2)	71,658	(2)	—	383,108	N/A	7,200	(6)	666,702
Michael J. Stauber	159,691	(2)	55,892	(2)	—	295,938	N/A	7,200	(6)	518,721

(1)	Represents 1.5 times the Named Officer’s base salary and target bonuses of December 28, 2014.

(2)	Represents 1.0 times the Named Officer’s base salary and target bonus as of December 28, 2014.

(3)	Calculation is based on the closing trading price $38.00 of the Company’s common stock at December 26, 2014.

(4)
Based on the applicable provisions of the Internal Revenue Code, no amount would be payable for excise and related income taxes owed on severance-related payments under the change in control agreement with Messrs. McCormick and Schwenner following a change in control and termination of employment, as of December 28, 2014. The retention agreements with Messrs. Cramer, Hui and Stauber do not contain a gross-up provision.

(5)	Estimated amount of medical insurance premiums to be provided for 18 months following change in control.

(6)	Estimated amount of medical insurance premiums to be provided for 6 months following change in control.

DIRECTOR COMPENSATION

During the fiscal year 2014, the independent non-employee Directors received the compensation reflected in the following table. Other than as described in this paragraph, none of the non-employee Directors received any other compensation from Magnetek, except for reimbursement of reasonable expenses incurred to attend Board and committee meetings and to perform other relevant Board and committee duties.
DIRECTOR COMPENSATION FOR FISCAL YEAR TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	Option Awards ($) (2)	All Other Compensation ($)	Total ($)
David A. Bloss, Sr.	0	68,500	20,000	0	88,500
Alan B. Levine	0	70,500	20,000	0	90,500
Mitchell I. Quain	0	88,500	20,000	0	108,500
David P. Reiland	0	57,500	20,000	0	77,500

(1)
Reflects the share-based compensation expense during fiscal year 2014 computed in accordance with FASB ASC Topic 718 for outstanding phantom shares of common stock received in lieu of retainer and meeting fees. See Note 11 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the fiscal year ended December 28, 2014, for a discussion of assumptions made in valuation of share-based compensation.

(2)
Reflects the grant date fair market value computed in accordance with FASB ASC Topic 718. See Note 11 of the Notes to Consolidated Financial Statements contained in our Annual Report on Form 10-K for the year ended December 28, 2014, for a discussion of assumptions made in valuation of share-based compensation. The options expire ten years from the grant date and vest in 50% increments annually beginning on the first anniversary of the grant date, continuing until the second anniversary.

Form of Payment of Board Fees. The Company utilizes a stockholders approved Director Compensation and Deferral Investment Plan (“DCDIP”) as a vehicle to compensate our non-employee Directors. The primary purposes of the DCDIP are (i) to provide non-employee Directors with the opportunity to defer voluntarily a portion of their Director fees, subject to the terms of the DCDIP and (ii) to encourage ownership of common stock by non-employee Directors and thereby align their interests more closely with the interests of the stockholders of the Company. Under the terms of the DCDIP, non-employee Directors are required to receive phantom shares of Magnetek’s common stock in lieu of cash for their annual retainer for Board and committee membership and chairmanship fees. The phantom shares are held in a rabbi trust until January of the calendar year after the Director’s services on the Board of Directors terminates. One phantom share equates to one share of our common stock. A Director may elect to receive payment of meeting fees in quarterly cash payments or in shares of phantom stock, provided the Director timely elects to defer the meeting fees in accordance with the requirements of Section 409A of the Internal Revenue Code, as amended. The annual retainer, chairmanship fees and meeting fees are paid quarterly at the end of each calendar quarter. Currently, all Directors have elected to receive payment of all meeting fees in phantom shares of common stock.
The number of shares of Magnetek’s common stock to be issued to non-employee Directors in lieu of cash on each payment date is equal to (i) the amount of the cash retainer fees or cash meeting fees payable to each Director at the rates then in effect divided by (ii) the fair market value of Magnetek’s common stock as determined on the payment date. No fractional shares may be granted under the DCDIP. Instead, the cash remainder will be paid to the participant upon the payment date.
During the fiscal year 2014, the annual retainer fee for independent, non-employee Directors was $35,000; the annual retainer for the non-employee director serving as chairman of the Board of Directors was $20,000; the annual retainer for committee chairmanship (except Audit Committee chairmanship) was $10,000; the annual retainer for Audit Committee chairmanship was $12,000; the attendance fee for each Board meeting was $1,500; and the attendance fee for each committee meeting was $1,000.
Equity Awards. Under Magnetek’s 2010 Non-Employee Director Stock Option Plan (the “DSOP”), as amended, each “qualifying” Director (any Director of Magnetek who on the date of the grant is a member of the Board of Directors and is neither an officer nor an employee of Magnetek or any of its subsidiaries) is granted annually, on the last business day of the Company’s fiscal year, a nonqualified option to purchase a number of shares of Magnetek’s common stock as determined by the Board of Directors. The per share exercise price of the option is the fair market value of a share of Magnetek’s common stock on the date of the grant, and the option term is ten years. In fiscal year 2014, each non-employee Director who served on the Board as of the end of the fiscal year received options to purchase 836 shares of common stock at an exercise price of $38.00 per share, which was the average of the high and low of the Company’s stock on December 26, 2014. Fifty percent of the options granted vest on the first anniversary of the grant date and the remaining fifty percent vest on the second anniversary of the grant date.

COMPENSATION COMMITTEE REPORT

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing that we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis prepared by management and included in this Proxy Statement for the 2015 Annual Meeting. In reliance on these reviews and discussions with management, the Compensation Committee recommended to the Board of Directors of the Company, and the Board of Directors has approved, that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

This report is submitted by the Compensation Committee:
David A. Bloss, Sr. (Chairman)
Alan B. Levine
Mitchell I. Quain

REPORT OF THE AUDIT COMMITTEE

The following report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing that we make under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report.
The Audit Committee has reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 28, 2014 with Magnetek’s management, its internal auditor, and with representatives of Ernst & Young LLP, the Company’s independent registered public accounting firm. Both management and representatives of Ernst & Young LLP represented to the Audit Committee that the consolidated financial statements were prepared in accordance with generally accepted accounting principles. In connection with the committee’s review of the financial statements, the committee considered and discussed the quality of the financial reporting and disclosures, management’s assessment of the Company’s internal control over financial reporting and Ernst & Young LLP’s evaluation of the Company’s internal control over financial reporting. As required by the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”) regarding communication with audit committees, the committee also discussed and reviewed with Ernst & Young LLP critical accounting policies and practices, internal controls and the scope of audits performed by Ernst & Young LLP, as well as matters relating to Ernst & Young LLP’s judgment about the quality and acceptability of the Company’s accounting principles as applied in its financial reporting. The committee relies, without independent verification, on the information provided to it and on the representations of management and the independent registered public accounting firm.
The committee met independently with representatives of Ernst & Young LLP to review and discuss their independence from management and the Company, and received from Ernst & Young LLP the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence.
The committee has further reviewed all fees paid to Ernst & Young LLP during the fiscal year and has considered the compatibility of Ernst & Young LLP’s performance of non-audit services with the maintenance of Ernst & Young LLP’s independence as the Company’s registered public accounting firm.
Based on the above-mentioned review and discussions with management and the accountants, the Audit Committee recommended to the Board that the audited financial statements be included in Magnetek’s Annual Report on Form 10-K for the fiscal year ended December 28, 2014 for filing with the SEC.

Alan B. Levine (Chairman)
David A. Bloss, Sr.
Mitchell I. Quain

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

Based solely upon a review of the forms filed with the SEC by Magnetek’s officers and Directors regarding their ownership of and transactions in the Company’s common stock and upon written representations from the officers and Directors that no additional forms were required, the Company believes that during fiscal year 2014 each officer and Director complied with the Section 16(a) filing requirements of the Securities and Exchange Act of 1934.

MAGNETEK, INC
ATTN: SCOTT S. CRAMER
N49 W13650 CAMPBELL DRIVE
MENOMONEE FALLS, WI 53051

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

	For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	All	All	Except

	☐	☐	☐
The Board of Directors recommends you vote
FOR the following:

1. Election of Directors
Nominees

01 David A. Bloss, Sr.	02 D. Kyle Cerminara	03 Alan B. Levine	04 Peter M. McCormick	05 Mitchell I. Quain
06 David P. Reiland

The Board of Directors recommends you vote FOR proposals 2. and 3.
	FOR	AGAINST	ABSTAIN
2. Ratification of the appointment of Ernst & Young LLP to serve as the Company's independent registered public accounting firm for the fiscal year 2015 ending January 3, 2016.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
3. Advisory vote to approve the compensation of the Company's named executive officers.	☐	☐	☐

NOTE: The undersigned hereby confers upon the proxies the discretion to act upon such other business as may properly come before said meeting or adjournment thereof.

For address change/comments, mark here. (see reverse for instructions)	☐

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regrading the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Shareholder Letter, Annual Report on Form 10K is/are available at www.proxyvote.com.
MAGNETEK INC.
ANNUAL MEETING OF STOCKHOLDERS, May 1, 2015
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
The undersigned hereby appoints PETER M. MCCORMICK and SCOTT S. CRAMER or either of them, attorneys and proxies, to represent the undersigned, with power of substitution, to appear and to vote all shares of stock of MAGNETEK, INC. (the "Company") which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at N49 W13650 Campbell Drive, Menomonee Falls, Wisconsin, on May 1, 2015 at 10:00 a.m. Central Daylight Time and any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder named on the reverse side. If no direction is given, this Proxy will be voted FOR Proposals 1, 2 and 3 and in the proxies' discretion on any other matters properly coming before the meeting and any adjournment thereof.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)